Exhibit 10.2

Securities Purchase Agreement

among

LOUD Technologies Inc.

St. Louis Music, Inc.

The Other Guarantors from Time to Time Party Hereto

OCM Mezzanine Fund, L.P.

Dated as of August 29, 2005

Table of Contents

Article I	Authorization

1.1	The Notes

Article II	Purchase and Sale

2.1	Purchase and Sale of the Notes
2.2	Closing
2.3	Commitment Fee

Article III	Closing Conditions

3.1	Documents
3.2	Transactions
3.3	Representations and Warranties
3.4	No Default
3.5	Material Adverse Change
3.6	Litigation
3.7	Fees and Expenses Paid

Article IV	Representations and Warranties

4.1	Existence and Power
4.2	Organization and Governmental Authorization; No Contravention
4.3	Binding Effect
4.4	Capitalization
4.5	Financial Information
4.6	Litigation
4.7	Ownership of Property
4.8	No Default
4.9	Labor Matters
4.10	Regulated Entities
4.11	Margin Regulations
4.12	Compliance With Laws; Anti-Terrorism Laws
4.13	Taxes
4.14	Compliance with ERISA
4.15	Brokers
4.16	Related Transactions
4.17	Material Contracts
4.18	Environmental Matters
4.19	Intellectual Property
4.20	Real Property Interests
4.21	Solvency

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4.22	Full Disclosure
4.23	Senior Financing Documents
4.24	Private Offering

Article V	Representations and Warranties of the Purchasers

5.1
5.2
5.3
5.4
5.5	Source of Funds

Article VI	Terms of Notes

6.1	Interest
6.2	Redemption; Repurchase
6.3	Payments
6.4	Certain Taxes
6.5	Transfer and Exchange of Notes
6.6	Replacement of Notes

Article VII	Affirmative Covenants

7.1	Financial Statements and Other Reports
7.2	Payment and Performance of Obligations
7.3	Maintenance of Existence
7.4	Maintenance of Property; Insurance
7.5	Compliance with Laws
7.6	Inspection of Property, Books and Records
7.7	Use of Proceeds
7.8	Purchasers’ Meetings
7.9	[Intentionally Omitted]
7.10	Hazardous Materials; Remediation
7.11	[Intentionally Omitted]
7.12	Further Assurances
7.13	[Intentionally Omitted]
7.14	Non-Voting Board Observer

Article VIII	Negative Covenants

8.1	Debt
8.2	Liens
8.3	Contingent Obligations
8.4	Restricted Distributions

8.5	Restrictive Agreements
8.6	[Intentionally Omitted]
8.7	Consolidations, Mergers and Sales of Assets
8.8	Purchase of Assets, Investments
8.9	Transactions with Affiliates
8.10	Modification of Organizational Documents
8.11	Modification of Certain Agreements
8.12	Fiscal Year
8.13	Conduct of Business
8.14	Investor Fees
8.15	[Intentionally Omitted]
8.16	Limitation on Sale and Leaseback Transactions
8.17	[Intentionally Omitted]
8.18	Compliance with Anti-Terrorism Laws
8.19	Changes to Senior Financing Documents
8.20	Limitation on Layering

Article IX	Financial Covenants

9.1	Capital Expenditures
9.2	Fixed Charge Coverage Ratio
9.3	Total Debt to Adjusted EBITDA Ratio
9.4	Senior Covenant Debt to Adjusted EBITDA Ratio

Article X	Events of Default

10.1	Payment Default
10.2	Certain Covenants
10.3	General Default
10.4	Representations; Warranties
10.5	Default Under Other Debt
10.6	Voluntary Bankruptcy
10.7	Involuntary Bankruptcy
10.8	ERISA
10.9	Judgments
10.10	[Intentionally Omitted]
10.11	[Intentionally Omitted]
10.12	Labor
10.13	Operative Documents
10.14	Dormant Subsidiaries

Article XI	Acceleration; Remedies on Default

11.1	Acceleration
11.2	Other Remedies
11.3	Distribution of Proceeds
11.4	Annulment of Defaults
11.5	Waiver

Article XII	Cross-Guaranty

12.1	Cross-Guaranty
12.2	Guaranty Absolute
12.3	Waiver
12.4	Subrogation
12.5	Limitation on Liability

Article XIII	Definitions

13.1	Definitions
13.2	Other Interpretive Provisions
13.3	Accounting Terms, Etc.
13.4	Rounding
13.5	Times of Day
13.6	Headings
13.7	Disregarded Notes

Article XIV	Miscellaneous

14.1	Amendments; Actions by the Purchasers; Solicitation of the Purchasers
14.2	Addresses for Notices, Etc.
14.3	No Waiver; Cumulative Remedies
14.4	Costs, Expenses and Taxes
14.5	Indemnification; Limitation of Liability
14.6	Successors and Assigns; No Third-Party Beneficiaries
14.7	Survival of Agreements; Representations and Warranties
14.8	Prior Agreements
14.9	Severability
14.10	GOVERNING LAW
14.11	Consent to Jurisdiction
14.12	WAIVER OF JURY TRIAL
14.13	Judgment Currency
14.14	Service of Process

14.15	Confidentiality
14.16	Further Assurances
14.17	Reproduction of Documents
14.18	Counterparts

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SCHEDULES
Schedule 2.1	Purchasers
Schedule 3.1	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.15	Brokers
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Matters
Schedule 3.19	Intellectual Property
Schedule 3.20	Owned Real Estate
Schedule 5.1	Debt
Schedule 5.2	Liens
Schedule 5.3	Contingent Obligations
Schedule 5.8	Investments
Schedule 5.9	Affiliate Transactions
Schedule 5.13	Business Description

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Closing Certificate
Exhibit C	Form of Opinion of Kirkland & Ellis LLP
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Subsidiary Joinder
Exhibit G	Form of Subordination Agreement

LOUD Technologies Inc.
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072

Dated as of August 29, 2005

To Each Purchaser Listed
  on the Signature Pages Hereto

Dear Purchaser:

LOUD Technologies Inc., a Washington corporation (the “Company”) and St. Louis Music, Inc., a Missouri corporation (“SLM”) propose to refinance all of their existing outstanding Debt through: (a) $69,500,000 in aggregate principal amount of committed senior secured loan facilities of the Company and SLM to be comprised of (i) up to $15,000,000 aggregate principal amount of term loan A to be drawn on the Closing Date, (ii) up to $14,500,000 of term loan B to be drawn on the Closing Date and (iii) a $40,000,000 revolving credit facility, in each case pursuant to and in accordance with the Senior Financing Documents (as defined in Article XIII) and (b) the issuance and sale of the Notes (as defined in Article XIII) in the aggregate principal amount of $14,750,000, pursuant to and in accordance with the Subordinated Note Documents (as defined in Article XIII).

The Company, SLM and each of the other Guarantors (as such term and other capitalized terms used herein are defined in Article XIII) hereby agree with you as follows:

Article I
Authorization

1.1                                 The Notes.  The Company has authorized the issuance and sale to the Purchasers of its 14% Senior Subordinated Notes due February 29, 2012 in the aggregate original principal amount of $14,750,000.  The 14% Senior Subordinated Notes shall be substantially in the form set forth as Exhibit A attached hereto and are referred to individually as a “Note” and collectively as the “Notes,” which terms shall also include any notes delivered in exchange or replacement therefor.

Article II
Purchase and Sale

2.1                                 Purchase and Sale of the Notes.  Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser severally agrees to purchase from the Company, and the Company agrees to sell to each

Purchaser, Notes in the principal amount set forth opposite such Purchaser’s name on Schedule 2.1 attached hereto.

2.2                                 Closing.  The closing of the purchase and sale of Notes to you and the other Purchasers (the “Closing”) shall take place remotely or at such location as agreed to by the Company and the Purchasers, at 10:00 a.m. local time, on the date on which this Agreement is executed and delivered and upon satisfaction of the conditions described in Article III (the “Closing Date”).  At the Closing, the Company will deliver to each Purchaser a single Note (or such greater number of notes as the Purchasers may request), dated the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), in the principal amount set forth opposite such Purchaser’s name on Schedule 2.1, in consideration for delivery by such Purchaser to the Company of immediately available funds by wire transfer to an account designated by the Company in writing prior to the Closing in the aggregate amount of the purchase price therefor set forth opposite such Purchaser’s name on Schedule 2.1.  If at the Closing the Company shall fail to tender such Notes as provided in this Section 2.2 or any of the conditions specified in Article III shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations hereunder, without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

2.3                                 Commitment Fee.  On the Closing Date, the Company will deliver to the Purchasers, in amounts proportional to the relative principal amounts allocated to each Purchaser on Schedule 2.1, immediately available funds by wire transfer to accounts designated by the Purchasers prior to Closing in the aggregate amount of $295,000 (the “Commitment Fee”).

Article III
Closing Conditions

The obligation of each Purchaser to purchase the Notes at the Closing is subject at the time of the making of such purchase to satisfaction of the following conditions:

3.1                                 Documents.  Each Purchaser shall have received on or before the Closing Date all of the following in form and substance reasonably satisfactory to each of the Purchasers:

(a)                                  this Agreement, the Notes and all other Subordinated Note Documents, each duly executed where appropriate and in sufficient copies for each of the Purchasers;

(b)                                 true and correct copies, certified as to authenticity by the Company, of (i) the Senior Financing Documents, (ii) definitive documentation, if any, in connection with the purchase by OCM of any equity interest in Company and (iii) such other documents or instruments as may be reasonably requested by the Purchasers, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any of the Note Parties may be a party;

(c)                                  a business plan for fiscal years 2005 through 2011 and a reasonably satisfactory written analysis of the business and prospects of the Company and its Subsidiaries for the period from the Closing Date through the final maturity of the Notes;

(d)                                 a certificate of the Company, dated the Closing Date, substantially in the form of Exhibit B, signed by a Responsible Officer and certifying, among other things, that all of the conditions contained in Article III have been satisfied on such date;

(e)                                  the legal opinion of Kirkland & Ellis LLP, counsel to Company and its Subsidiaries, substantially in the form of Exhibit C, covering such matters incident to the transactions contemplated by this Agreement as the Purchasers may reasonably require;

(f)                                    the financial statements of the Company and its Consolidated Subsidiaries, and the projections and statements evidence, in each case for the twelve (12) month period for which financial statements are most recently available, prepared to give effect to the initial funding of loans under the Senior Credit Agreement, the issuance and sale of the Notes and the consummation of the transactions contemplated by the Operative Documents, a Senior Debt to Adjusted EBITDA Ratio of not more than 3.05 to 1.0 and a Total Debt to Adjusted EBITDA Ratio of not more than 4.20 to 1.0.  The Purchasers shall have received a certificate of Responsible Officer demonstrating with supporting calculations in reasonable detail the satisfaction of the foregoing requirements.  OCM shall not have become aware of any information or other matter (including any matter relating to financial models and underlying assumptions relating to any financial projections concerning Company and its subsidiaries that have been made available to any Purchaser by Investor, Company or any of their respective representatives) affecting Company or any of its Subsidiaries that is inconsistent in a material and adverse manner with any information or other matter disclosed to OCM prior to the Closing Date;

(g)                                 evidence that all material governmental and third party approvals necessary in connection with the Transactions and the continuing operations of Company have been obtained and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the Transactions;

(h)                                 the results of a recent lien search in each of the jurisdictions in which a Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Note Parties, and such search shall reveal no liens on any of the assets of the Note Party, except for Liens permitted by Section 8.2;

(i)                                     evidence of the insurance under all insurance policies to be maintained under Section 7.4;

(j)                                     sufficiently in advance of the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act;

(k)                                  a true and correct statement of the sources and uses of funds in connection with the Transactions;

(l)                                     a copy of payoff letters evidencing repayment in full of all prior debt to be refinanced on the Closing Date, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing; and

(m)                               such additional documentation as any of the Purchasers may request.

3.2                                 Transactions.  The following transactions shall have been consummated, or shall be consummated substantially concurrently with the purchase of the Notes on the Closing Date, in each case on terms and conditions reasonably satisfactory to each Purchaser:

(a)                                  The Company (i) shall have received at least $46,500,000 in gross proceeds from borrowings under and pursuant to the Senior Credit Agreement (which borrowings shall include revolving credit borrowings in an amount of approximately $17,500,000) and (ii) shall have at least $7,500,000 available for future revolving credit borrowings under and pursuant to the Senior Credit Agreement, after giving effect to the borrowings on the Closing Date;

(b)                                 The Company shall have received at least $750,000 from OCM in consideration for the purchase by OCM of equity interest in the Company; and

(c)                                  the corporate structure, capital structure, other debt instruments, material contracts and governing documents of the Company and its Affiliates and the tax effects resulting from the Transactions shall be reasonably satisfactory in all respects.

3.3                                 Representations and Warranties.  All of the representations and warranties contained in Article IV and in each of the other Subordinated Note Documents shall be true and complete in all material respects (unless any such representation or warranty is already qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, both before and immediately after giving effect to the issuance of the Notes.

3.4                                 No Default.  No Event of Default or Default shall have occurred and be continuing or would immediately result from the consummation of the Transactions on the Closing Date.

3.5                                 Material Adverse Change.  The absence, since December 31, 2004, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Note Party, or any event or condition which could reasonably be expected to result in such a material adverse change.

3.6                                 Litigation.  No litigation, investigation or other proceeding shall be pending or threatened, (a) with respect to which there is a reasonable possibility of an adverse determination, and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (b) that challenges or purports to challenge any aspect of the Transactions.

3.7                                 Fees and Expenses Paid.  There shall have been paid to each of the Purchasers, for their respective accounts, all fees and, to the extent documented, reasonable expenses (including the reasonable legal fees of outside counsel to each of the Purchasers) due and payable on or before the Closing Date.

Article IV
Representations and Warranties

In order to induce the Purchasers to purchase the Notes, each of the Note Parties, jointly and severally, makes the following representations, warranties, covenants and agreements, in each case as of the Closing Date and both before and after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes:

4.1                                 Existence and Power.  Each Note Party is an entity as specified on Schedule 4.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 4.1, has the same legal name as it appears in such

Note Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 4.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Note Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 4.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.1, no Note Party over the five (5) year period preceding the Closing Date, (a) has had any name other than its current name or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

4.2                                 Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Note Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law or any of the Organizational Documents of any Note Party or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

4.3                                 Binding Effect.  Each of the Operative Documents to which any Note Party is a party constitutes a valid and binding agreement or instrument of such Note Party, enforceable against such Note Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

4.4                                 Capitalization.  The authorized equity securities of each of the Note Parties as of the Closing Date is as set forth on Schedule 4.4.  All issued and outstanding equity securities of each of the Note Parties are duly authorized and validly issued, fully paid and nonassessable and all of such equity securities (other than those issued by Company, as to which no representation or warranty is made) are free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Senior Lenders, and all such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Note Parties (other than Company, as to which no such representation or warranty is made) and the percentage of their fully-diluted ownership of the equity securities of each of the Note Parties as of the Closing Date is set forth on Schedule 4.4.  As of the Closing Date, on a fully diluted basis, Investor owns not less than sixty-four and one half percent (64 ½%) of the issued and outstanding share of each class of equity securities of Company.  No shares of the capital stock or other equity securities of any Note Party, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 4.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Note Party of any equity securities of any such entity.

4.5                                 Financial Information.

(a)                                  The consolidated and consolidating balance sheet of Company and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated and consolidating statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by KPMG, copies of which have been delivered to each Purchaser, fairly present, in all material respects in conformity with GAAP, the consolidated and consolidating financial position of Company and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.  The consolidated and consolidating balance sheet of SLM and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated and consolidating statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by KPMG, copies of which have been delivered to each Purchaser, fairly present in all material respects, in conformity with GAAP, the consolidated and consolidating financial position of SLM and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b)                                 The unaudited consolidated and consolidating balance sheet of Company and its Consolidated Subsidiaries as of June 30, 2005 and the related unaudited consolidated and consolidating statements of operations and cash flows for the six (6) months then ended (it being understood that SLM was acquired on March 7, 2005), copies of which have been delivered to each Purchaser, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the applicable financial statements referred to in Section 4.5(a), the consolidated and consolidating financial position of Company and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the six (6) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)                                  The pro forma balance sheet of Company and its Consolidated Subsidiaries as of June 30, 2005, copies of which have been delivered to each Purchaser, fairly presents in all material respects applied on a basis consistent with the financial statements referred to in Section 4.5(a), the consolidated and consolidating financial position of Company and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the making of the initial loans and the issuance of any initial letters of credit under the Senior Credit Agreement and the issuance and sale of the Notes, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet.  As of the date of such balance sheet and the date hereof, no Note Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which under GAAP would be required to be reflected on such balance sheet, but which are not properly reflected on such balance sheet.

(d)                                 [Intentionally Omitted].

(e)                                  Since December 31, 2004, there has been no material adverse change in the business, operations, properties, prospects or financial condition of the Specified Companies and their Consolidated Subsidiaries, taken as a whole.

4.6                                 Litigation.  Except as set forth on Schedule 4.6, as of the Closing Date there is no Litigation pending against, or to any Specified Company’s knowledge threatened in writing against any Note Party.  As of the Closing Date, there is no Litigation pending which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

4.7                                 Ownership of Property.  Each Specified Company and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other material assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

4.8                                 No Default.  No Default or Event of Default has occurred and is continuing.  No Note Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

4.9                                 Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to any Specified Company’s knowledge, threatened against any Note Party.  Hours worked and payments made to the employees of the Note Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Note Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Subordinated Note Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

4.10                           Regulated Entities.  No Note Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.  No Note Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

4.11                           Margin Regulations.  None of the proceeds from the issuance and sale of the Notes have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

4.12                           Compliance With Laws; Anti-Terrorism Laws.

(a)                                  Each Note Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the Note Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaged in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) a Blocked Person, or is controlled by a Blocked Person, (iv) acting or will act for or on behalf of a Blocked Person, (v) associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technological support or other services to or in support of acts of terrorism of a Blocked Person.  No Note Party nor, to the knowledge of any Note Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

4.13                           Taxes.  All Federal, and all material state and local tax returns, reports and statements required to be filed by or on behalf of each Note Party have been filed with the appropriate Governmental Authorities (unless such Note Party has timely requested an extension to file or has received an approved extension to file such returns, reports and statements) in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable on such returns, reports and statements have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Note Party in an aggregate amount in excess of $250,000 have been paid.  All Federal and state returns have been filed by each Note Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

4.14                           Compliance with ERISA.

(a)                                  Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code except to the extent any such noncompliance could not reasonably be expected to have a Material Adverse Effect.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable opinion or determination letter which is still in effect.  No Note Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)                                 Except in each case to the extent that any of the following has not and could not reasonably be expected to have a Material Adverse Effect during the thirty-six (36) month period prior to the Closing Date or the issuance and sale of any Note, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by any Note Party of any liability, fine or penalty in excess of $325,000.  No Note Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan in excess of $325,000.  Except in each case to the extent that any of the following has not and could not reasonably be expected to have a

Material Adverse Effect all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Note Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Note Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan, and no Note Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions are reasonably expected to be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or could reasonably be expected to be terminated, or that any such plan is or could reasonably be expected to become insolvent.

4.15                           Brokers.  Except as set forth on Schedule 4.15, and except for fees payable to any Purchaser, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Note Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

4.16                           Related Transactions.  The transactions contemplated by the Senior Financing Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to each Purchaser, and in compliance with all applicable Law.

4.17                           Material Contracts.  Except for the Operative Documents and the other agreements set forth on Schedule 4.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Note Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Note Party, (iii) agreements for managerial, consulting or similar services to which any Note Party is a party or by which it is bound, (iv) agreements regarding any Note Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Note Party is a party, either as lessor or lessee, or as licensor or licensee, or (vi) customer, distribution, marketing or supply agreements to which any Note Party is a party, in each case with respect to the preceding clauses (i), (iii), (iv), (v) and (vi) requiring payment by or to any Note Party of more than $750,000 in any year, (vii) partnership agreements to which any Note Party is a general partner or joint venture agreements to which any Note Party is a party or (viii) any other agreements or instruments to which any Note Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect.  Schedule 4.17 sets forth, with respect to each real estate lease agreement to which any Note Party is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental).  The consummation of the transactions contemplated by the Subordinated Note Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Note Party).

4.18                           Environmental Matters.  Except in each case as set forth on Schedule 4.18:

(a)                                  no Hazardous Materials Contamination is located on any properties now or previously owned, leased or operated by any Note Party or has been released, deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law, in each case that has given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Note Parties in excess of $250,000.  No portion of any such property is currently being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination, except as could not be reasonably expected to give rise to a Material Adverse Effect;

(b)                                 no written notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any Specified Company’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Note Party of any Environmental Law, (ii) alleged failure by any Note Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal by any Note Party of any Hazardous Materials or (iv) release of Hazardous Materials, except in each case as could not be reasonably expected to give rise to a Material Adverse Effect;

(c)                                  all oral or written notifications of a release of Hazardous Materials required to be filed by any Note Party under any applicable Environmental Law have been filed or are in the process of being timely filed by the applicable Note Party, except where the failure to so file could not be reasonably expected to give rise to a Material Adverse Effect;

(d)                                 no property now owned or leased by any Note Party and, to the knowledge of any Specified Company, no such property previously owned or leased by any Note Party, to which any Note Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to any Specified Company’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of any Specified Company, other governmental investigations which could reasonably be expected to lead to claims against any Note Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except as could not be reasonably expected to give rise to a Material Adverse Effect;

(e)                                  there are no underground storage tanks located on any property owned or leased by any Note Party that are not properly closed, registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials, except as could not be reasonably expected to give rise to a Material Adverse Effect; and

(f)                                    there are no Liens (other than those described in clause (n) of Section 8.2) under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Note Party, and no actions by any Governmental Authority have been taken or, to the knowledge of any Specified Company, are in process which could subject any of such properties or assets to such Liens.

4.19                           Intellectual Property.  Each Note Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Note Party.  All such Intellectual Property existing as of the Closing Date, owned by a Note Party and registered with any United States or foreign Governmental Authority is set forth on Schedule 4.19.  All Intellectual Property owned by each Note Party and material to is business is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To any Specified Company’s knowledge, (a) each Note Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and (b) there is no infringement or claim of infringement by others of any Intellectual Property rights owned by any Note Party, which infringement in (a) or (b) or claim of infringement could reasonably be expected to have a Material Adverse Effect.

4.20                           Real Property Interests.  Except for leasehold interests disclosed on Schedule 4.17, and except for the ownership or other interests set forth on Schedule 4.20,

no Note Party has, as of the Closing Date, any ownership, leasehold or other interest in real property.  Schedule 4.20 sets forth, with respect to each parcel of real estate owned by any Note Party as of the Closing Date, the address and legal description of such parcel.

4.21                           Solvency.  Each Specified Company and each additional Note Party is Solvent.

4.22                           Full Disclosure.  Other than with respect to financial projections, with respect to which this sentence is inapplicable, none of the written information (financial or otherwise) furnished by or on behalf of any Note Party and delivered to any Purchaser in connection with the consummation of the transactions contemplated by the Operative Documents taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All budgets and financial projections delivered to any Purchaser have been and will be prepared on the basis of the assumptions believed by Specified Companies at the time made to be reasonable in light of the facts and circumstances known by management at the time made.  Such budgets and projections at the time made were believed by Specified Companies to be reasonable in light of the facts and circumstances known to management at the time made; provided that Specified Companies can give no assurance that such budgets and projections will be attained and actual results may differ materially from such budgets or projections.

4.23                           Senior Financing Documents.  The Senior Financing Documents (including all exhibits, annexes and schedules thereto) delivered or disclosed by the Company to the Purchasers pursuant to Section 3.1(b) constitute the only agreements related to the transactions contemplated thereby, and no amendments, modifications and supplements thereto, and no waiver of any rights thereunder by the Note Parties, nor of any condition to the obligations of such Persons under any thereof, has been made, except as disclosed to each of the Purchasers in writing prior to the Closing.

4.24                           Private Offering.  No Note Party nor anyone acting on the behalf of any Note Party has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Initial Purchasers and not more than 25 other institutional investors, each of which has been offered the Notes at a private sale for investment.  No Note Party nor anyone acting on the behalf of any Note Party has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

Article V
Representations and Warranties of the Purchasers

Each Purchaser, severally for itself only, hereby represents and warrants that:

5.1                                 Such Purchaser is acquiring the Notes for its own account (or for the account of funds that such Purchaser manages), and not as nominee or agent, for the purpose of investment and not with a view to distribution in violation of the Securities Act, without prejudice, however, to each Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Notes pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration under the Securities Act or pursuant to a pledge by a Purchaser which is a fund of all or any portion of its rights under this Agreement to its trustee in support of its obligations to its trustee; subject, nevertheless, to the condition that the disposition of the property of such Purchaser shall at all times be within its control.

5.2                                 Such Purchaser understands that it must bear the economic risk of its investment for an indefinite period of time because the Notes will not be registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Such Purchaser acknowledges that, in issuing the Notes, the Company is relying on the representations and warranties of such Purchaser in this Article V.

5.3                                 Such Purchaser represents that it is a sophisticated institutional investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Notes.  Such Purchaser further represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to the purchase of the Notes.

5.4                                 Such Purchaser hereby acknowledges that the Notes (unless such a Securities Act legend is no longer required in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, it being agreed that Debevoise & Plimpton LLP shall be satisfactory) shall bear a legend substantially in the following form (in addition to any other legend required by the Operative Documents):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF SUCH SECURITIES ACT OR APPLICABLE

STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

The acquisition by such Purchaser of the Notes shall constitute a confirmation by it of the foregoing representations.

5.5                                 Source of Funds.  Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)                                  the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995), and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

(b)                                 the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990) or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this Section 5.5(b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than ten percent (10%) of all assets allocated to such pooled separate account or collective investment fund; or

(c)                                  the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed twenty percent (20%) of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a five percent (5%) or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this Section 5.5(c); or

(d)                                 the Source is a governmental plan; or

(e)                                  the Source is one or more employee benefit plans or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section 5.5(e); or

(f)                                    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 5.5, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Article VI
Terms of Notes

6.1                                 Interest.

(a)                                  Interest Rate; Payment.  The Notes shall bear interest (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof until due at the rate of fourteen percent (14%) per annum, of which (i) at least twelve percent (12%) per annum shall be payable in cash quarterly in arrears on each Quarterly Payment Date in each year, commencing with the next Quarterly Payment Date following the Closing Date and (ii) two percent (2%) per annum may, at the sole option of the Company, (x) be added to the principal amount of the Notes on each Quarterly Payment Date in each year or, (y) at the request of a Purchaser, be paid by the issuance of additional Notes on any Quarterly Payment Date.

(b)                                 Default Rate of Interest.  During the continuance of an Event of Default, and upon request by the Required Holders, principal and, to the extent permitted by law, overdue interest in respect of the Notes shall, in each case, bear interest from the occurrence of such Event of Default, payable on demand in cash, at a rate of two percent (2%) per annum higher than the rate of interest otherwise applicable hereunder, compounded quarterly.

(c)                                  Maximum Legal Rate of Interest.  Nothing in this Agreement or in the Notes shall require the Company to pay interest at a rate in excess of the highest rate permitted by Applicable Law.

6.2                                 Redemption; Repurchase.

(a)                                  Redemption at Maturity.  The Notes shall be payable in full on February 29, 2012 (the “Maturity Date”).  On the Maturity Date or upon any earlier acceleration of the maturity of the Notes, the Company shall redeem the Notes by paying the principal amount of the Notes then outstanding (plus any applicable premium) together with all accrued and unpaid interest and fees thereon.  No redemption of less than all of the Notes shall affect the obligation of the Company to make the redemption required by this subsection.

(b)                                 Voluntary Redemptions.

(i)                                     The Company shall have the right at any time after the Closing Date, upon not less than ten (10) Business Days’ prior written notice sent to each Purchaser, to redeem the Notes in whole or in part, in an amount specified in such notice, by payment of the principal amount of the Notes (or portion thereof in a minimum amount of $2,000,000 and integral multiples of $250,000 in excess of such amount) to be redeemed, plus accrued and unpaid interest and fees thereon through the date of such redemption, plus a premium equal to the applicable percentage set forth below opposite the period in which such redemption is to take place multiplied by the principal amount to be redeemed, determined as follows (such percentage, the “Applicable Percentage”, and such premium, the “Applicable Premium”):

Prepayment Year	Applicable Percentage
12-Month Period Ending August 29, 2006	3%
12-Month Period Ending August 29, 2007	2%
12-Month Period Ending August 29, 2008	1%
12-Month Period Ending August 29, 2009 and thereafter	0%

(ii)                                  Once a notice has been delivered pursuant to this Section 6.2(b), the aggregate principal amount of the Notes to be redeemed stated in such notice, together with the accrued interest thereon and the Applicable Premium, shall become due and payable on the payment date specified therein.

(c)                                  Redemption or Offer to Purchase In Connection With Change of Control.

(i)                                     Subject to the provisions of the Subordination Agreement, not less than fifteen (15) nor more than sixty (60) days prior to the occurrence of a Change of Control, the Company shall send to each Purchaser written notice setting forth in reasonable detail the facts and circumstances underlying such Change of Control, including the date from which such Change of Control will have effect.

Pursuant to such notice, the Company shall make an irrevocable offer to repurchase all, but not less than all, of the Notes held by such Purchaser, at a purchase price equal to the aggregate principal amount of such Notes to be so repurchased, plus all accrued and unpaid interest on the amount so repurchased through the date of repurchase, plus a premium equal to the applicable percentage multiplied by the principal amount to be repurchased (or redeemed pursuant to Section 6.2(c)(ii), as the case may be), determined in accordance with the table below (such percentage, the “Change of Control Applicable Percentage”, and such premium, the “Change of Control Applicable Premium”), on a date to be specified by such Purchaser, which date shall be prior to, or simultaneous with, the occurrence of such Change of Control.  Such offer may be contingent upon the occurrence of the Change of Control.

Period	Change of Control Applicable Percentage
12-Month Period Ending August 29, 2006	3%
12-Month Period Ending August 29, 2007	2%
12-Month Period Ending August 29, 2008	1%
12-Month Period Ending August 29, 2009 and thereafter	0%

Following receipt of any offer to repurchase Notes under this Section 6.2(c)(i), each Purchaser shall advise the Company, by written notice, within ten (10) days after receipt of such offer, as to whether it desires to sell all or any portion of the Notes held by it, specifying the principal amount of Notes to be sold by it and the date on which such sale is to occur.  If a Purchaser accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Notes held by it.  If a Purchaser fails to respond to such offer by the Company within ten (10) days after receipt thereof, such Purchaser shall be deemed to have accepted the offer contained therein, with the repurchase to be consummated on the date of occurrence of such Change of Control.

(ii)                                  Upon the occurrence of a Change of Control, the Company may redeem all, but not less than all, of the Notes (which remain outstanding following the consummation of the offer to repurchase described in Section 6.2(c)(i) above), by payment of the principal amount of the Notes, plus accrued and unpaid interest thereon to the date of such redemption, plus the Change of Control Applicable Premium.

(d)                                 Mandatory Redemptions.  To the extent not applied to prepay Senior Debt under the Senior Credit Agreement in (i) a prepayment of the term loans thereunder or (ii) a prepayment that results in, or is made concurrently with, a permanent reduction in the commitments thereunder in the amount of such prepayment, the Company shall make the following redemptions (the “Mandatory Redemptions,” and each a “Mandatory Redemption”) of the Notes outstanding at the time of the occurrence of any of the following events in the following amounts:

(i)                                     Major Casualty Proceeds.  Promptly after the date on which any Note Party receives any Major Casualty Proceeds, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Major Casualty Proceeds; provided, that, so long as no Event of Default under Section 10.1 or Section 10.2 as a result of a violation of Article IX has occurred and is continuing, the recipient of any Major Casualty Proceeds may reinvest (or enter into a binding commitment to reinvest) the amount of such Major Casualty Proceeds within one hundred eighty (180) days, in investments in the same line of business as the Note Parties; provided, that the aggregate amount which may be reinvested by the applicable Specified Company and its Subsidiaries pursuant to the preceding proviso may not exceed $2,000,000 in any Fiscal Year; provided, further, that if the applicable Note Party does not intend to fully reinvest or commit to reinvest such Major Casualty Proceeds, or if the time period set forth in this sentence expires without such Note Party having reinvested or committed to reinvest such Major Casualty Proceeds, Specified Companies shall redeem the Notes in an amount equal to the Net Cash Proceeds of such Major Casualty Proceeds (to the extent not reinvested, committed to be reinvested or intended to be reinvested, as applicable within such time period).

(ii)                                  Asset Dispositions.  Upon receipt by any Note Party of the proceeds of any Asset Disposition, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition; provided, that no prepayment shall be required pursuant to this Section 6.2(ii) unless and until the aggregate Net Cash Proceeds received during any Fiscal Year from Asset Dispositions exceeds $2,000,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 6.2(d)(ii)), and provided, that, so long as no Default or Event of Default has occurred and is continuing, the recipient of such Net Cash Proceeds may reinvest (or enter into a binding commitment to reinvest) the amount of such Net Cash Proceeds within one hundred eighty (180) days, in investments in the same line of business as the Note Parties.  If the applicable Note Party does not intend to so reinvest or commit to reinvest such Net Cash Proceeds, or if the time period set forth in the immediately preceding sentence expires without such Note Party having reinvested or committed to reinvest such Net Cash Proceeds, Company shall redeem the Notes in an amount equal to such Net Cash Proceeds.

(iii)                               Extraordinary Receipts.  Upon receipt by any Note Party of any Extraordinary Receipts (exclusive of the first $250,000 of Extraordinary Receipts in any Fiscal Year), an amount equal to one hundred percent (100%) of such Extraordinary Receipts.

(iv)                              Prior written notice of any Mandatory Redemption shall be delivered to each Purchaser at least three (3) Business Days prior to the date of such redemption.

(v)                                 Any payment in respect of a Mandatory Redemption may be declined by any Purchaser without prejudice to such Purchaser’s rights hereunder to accept or decline any future payments in respect of Mandatory Redemptions.  Any Purchaser that chooses to decline payment in respect of a Mandatory Redemption shall provide written notice thereof to the Company not less than one Business Day prior to the date of such redemption, provided that the Company shall have complied with Section 6.2.(d)(iv).  The Company shall retain the amount of any such declined payment.

(vi)                              Any Mandatory Redemption to be made pursuant to Section 6.2.(d) shall be made at a redemption price equal to the principal amount of the Notes so redeemed, plus all accrued and unpaid interest and fees on the amount so redeemed through the date of such redemption.

(e)                                  No Other Redemption or Repurchase; Cancellation.  Except for payments of principal, repurchases or redemptions made in accordance with Section 6.1(a) or this Section 6.2:  (i) the Company may not make any repurchase, redemption or other payment of principal in respect of the Notes and (ii) the Company may not, and will not permit any Subsidiary or Affiliate of any Note Party to, directly or indirectly, repurchase or otherwise acquire or make any offer to repurchase or otherwise acquire any Notes.  The Company will promptly cancel all Notes acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Notes pursuant to any provision of this Agreement or otherwise, and no Notes may be issued in substitution or exchange for any such Notes.

6.3                                 Payments.  Payments of principal, interest and premium, if any, on the Notes shall be made (i) without setoff or counterclaim, (ii) directly by wire transfer to an account designated in writing by each Purchaser and (iii) without any presentment or notation of payment.  Any payment to be made to the Purchasers hereunder shall be deemed to have been made on the Business Day that such payment actually becomes available at such Purchaser’s bank prior to the close of business of such bank; provided, that interest for one day at the interest rate specified in Section 6.1(a) shall be due on the amount of any such payment that actually becomes available to such Purchaser at such Purchaser’s bank after 12:00 noon (New York City time).  Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.  Each redemption of Notes pursuant to Sections 6.2(a), 6.2(b) and 6.2(d) and, except as otherwise provided herein, all other payments of principal shall be made pro rata, based on the principal amount then outstanding and held by each Purchaser who is the holder thereof.

6.4                                 Certain Taxes.

(a)                                  Any and all payments of principal, interest and premium, if any, on the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholding or similar charges, and all liabilities with respect thereto, excluding, in the case of each Purchaser, taxes imposed on or measured by its net income, franchise taxes, branch profits taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Purchaser or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Purchaser, applicable lending office, branch or affiliate is organized or is located, or any nation within which such jurisdiction is located or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholding or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If any Note Party shall be required by any Applicable Law to deduct any Taxes from or in respect of any sum payable under, or in respect of, any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.4), the relevant Purchaser receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Note Party shall make such deductions, (iii) such Note Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) within thirty (30) days after the date of such payment, such Note Party shall furnish to the relevant Purchaser the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, the Note Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under the Notes or any Subordinated Note Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Notes or any Subordinated Note Document (hereinafter referred to as “Other Taxes”).

(c)                                  The Note Parties agree to indemnify each Purchaser for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 6.4) paid by such Purchaser and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this Section 6.4(c) shall be made within thirty (30) days after the date the relevant Purchaser makes a demand therefor.  Such demand shall be accompanied by a certificate in reasonable detail as to the amount (and calculation) of any Non-Excluded Taxes or Other Taxes, plus any incremental taxes, interest or penalties.

(d)                                 If a Purchaser determines in its sole judgment that it has received a refund in respect of any Taxes or Other Taxes which have been paid or indemnified by a Note Party or with respect to which a Note Party has paid an additional amount pursuant to this Section 6.4, it shall within thirty (30) days from the date of such receipt pay over such refund to the relevant Note Party (or Parties) (but only to the extent of indemnity payments made, or additional amounts paid, by the Note Party with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Purchaser and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the relevant Note Party (or Parties), upon the request of the applicable Purchaser, agrees to repay the amount paid over to such Note Party (plus penalties, interest and other charges and any costs and expenses paid or payable by such Purchaser in connection therewith) to such Purchaser in the event such Purchaser is required to repay such refund to such Governmental Authority.  Notwithstanding anything else to the contrary in this Section 6.4(d), (i) any Purchaser may determine, in its sole discretion consistent with its internal policies, whether or not to seek a Tax Refund and (ii) no Purchaser shall be required to disclose any confidential information to the Company (including its tax returns and other tax information).

(e)                                  Any Purchaser claiming any additional amounts payable pursuant to this Section 6.4 shall use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take any reasonable action that would reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Purchaser, be otherwise disadvantageous to such Purchaser.

(f)                                    If a Note Party makes a payment hereunder to a Purchaser that is a partnership (or other fiscally transparent entity) for U.S. federal income tax purposes (a “Flow-Through Purchaser”) and, in connection therewith, such Flow-Through Purchaser shall be required to deduct or withhold any Taxes imposed by any taxation authority in the United States (or any political authority thereof or therein) with respect to the portion of such payment which is allocable to a non-U.S. partner or member of such Flow-Through Purchaser (other than any withholding under section 1446 of the Code), such Note Party shall indemnify, reimburse and hold harmless such Flow-Through Purchaser for any such deduction or withholding (including any deduction or withholding required with respect to payments made under this Section 6.4(f)); provided, however, that a Note Party shall be required to make payments under this Section 6.4(f) only with respect to Taxes imposed as a result of any change in Applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof occurring after the date hereof, and such Note Party shall not be required to make any such payments to the extent that such Taxes would not have been imposed but for the failure by the non-U.S. partner or member to deliver to the Flow-Through Purchaser any form or certification which such partner or member is legally entitled to deliver and which is required by Applicable Law to obtain an exemption from, or reduced rate of, withholding tax.

(g)                                 (i)                                     Each Purchaser that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Purchaser”) shall deliver to each Note Party on the date hereof, or upon accepting an assignment of an interest in a Note, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Purchaser and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Purchaser by the Note Parties on or with respect to the Notes) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Purchaser by the Note Parties) or such other evidence satisfactory to the Note Parties that such Foreign Purchaser is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code; provided, however, that if any Foreign Purchaser provides an IRS Form W-8-BEN claiming a “portfolio interest” exemption from United States withholding taxes pursuant to Code Section 871(h) or Code Section 881(c), then such Foreign Purchaser also shall provide each of the Note Parties with a certificate representing that it (w) is not a “bank” within the meaning of Section 581 of the Code, (x) has not been, on or prior to the date hereof, subject to any regulatory or other legal requirements as a bank in any jurisdiction in which it transacts business and has not been, on or prior to the date hereof, treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or any qualification for exemption from any tax, securities laws or other legal requirements, (y) does not currently own, or own unrestricted options to purchase, ten percent (10%) or more of the Capital Stock of the Company or any other relevant Note Party and (z) is not a controlled foreign corporation related to the Company or any other relevant Note Party (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each such Foreign Purchaser shall (A) upon reasonable request therefor by the Note Parties, promptly submit to the Note Parties such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Note Parties of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Purchaser by a Note Party under, or in respect of, any Note and (B) promptly notify the Note Parties of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)                                  None of the Note Parties shall be required to pay any additional amount to (or indemnify) any Foreign Purchaser under this Section 6.4 (A) to the extent that the obligation to withhold such amounts with respect to Taxes existed on the date that the Foreign Purchaser became a party to this Agreement or (B) if such Foreign Purchaser shall have failed to satisfy the foregoing provisions of this Section 6.4(g), provided that if such Foreign Purchaser shall have satisfied the requirements of this Section 6.4(g) on the date such Foreign Purchaser became a Foreign Purchaser or ceased to act for its own account with respect to any payment due under, or in respect of, a Note, nothing in this Section 6.4(g) shall relieve the Note Parties of their obligation to pay any amounts pursuant to this Section 6.4 with respect to Taxes imposed as a result of any change in Applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof; provided further, that nothing in this Section 6.4(g)(ii) shall relieve the Note Parties of their obligation to pay amounts pursuant to this Section 6.4 to (x) a Foreign Purchaser that acquires an interest in a Note by way of assignment, to the extent that such amounts do not exceed the amounts that the assigning Foreign Purchaser was entitled to receive under this Section 6.4 immediately prior to such assignment and (y) to a Foreign Purchaser that ceases to act for its own account, to the extent that such amounts do not exceed the amounts that such Foreign Purchaser was entitled to receive under this Section 6.4 immediately prior to ceasing to act for its own account.

(iii)                               The Note Parties may withhold any taxes required to be deducted and withheld from any payment under, or in respect of, a Note with respect to which the Note Parties are not required to pay additional amounts under this Section 6.4 and such withheld amounts shall be deemed to have been paid to the relevant Purchaser.

(h)                                 Each Purchaser that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Note Parties two duly signed completed copies of IRS Form W-9.  If such Purchaser fails to deliver such forms, then the Note Parties may withhold from any payment to such Purchaser an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

6.5                                 Transfer and Exchange of Notes.  The Company shall keep a register which shall provide for the registration of the Notes and the registration of transfers of Notes (the “Note Register”).  The principal amount of and stated rate of interest on the Notes, the names and addresses of the Purchasers holding the Notes, the transfer of the Notes, and the names and addresses of the transferees of the Notes shall be registered in the Note Register.  No Note may be transferred unless such transfer is recorded in the Note Register, and the transferee thereof has assumed such Purchaser’s rights and obligations hereunder by executing an Assignment and Acceptance in substantially the form of Exhibit D.  Each such transfer shall be in a minimum amount of $2,500,000.  The Purchaser holding any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange.  Any Purchaser desiring to transfer or exchange any Note shall first notify the Company in writing at least three (3) Business Days in advance of such transfer or exchange; provided no such notice will be required (x) during the continuation of any Event of Default, (y) with respect to any transfer to any subsidiary of any Purchaser or (z) with respect to any pledge to the holders of any indebtedness of any Purchaser or any transfer upon realization upon such pledge.  Within a reasonable time after such notice to the Company from a Purchaser of its intention to make such transfer or exchange and without expense (other than transfer taxes, if any) to such Purchaser, the Company shall:

(a)                                  acknowledge such transfer or exchange by executing an Assignment and Acceptance;

(b)                                 record such transfer or exchange in the Note Register, effective as of the date of such Assignment and Acceptance; and

(c)                                  issue in exchange therefor another Note or Notes, in denominations of at least $2,000,000 and in multiples of $250,000 in excess of such minimum denomination (except (x) in the case of a Note for the aggregate amount or the balance of the Note or Notes so transferred or (y) upon the occurrence and during the continuation of a Default or Event of Default, in which case there shall be no minimum denomination and Notes shall not be required to be in multiples of $250,000) all as requested by the Purchaser, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered (provided, that no minimum shall apply to a liquidating distribution of Notes to investors in a Purchaser and any Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without restriction under this sentence).  Each new Note shall be made payable to such Person or Persons, or assigns, as the Purchaser holding such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  The Company shall have no obligation hereunder or under any Note to any Person other than the Purchaser that is the registered holder of each such Note.

6.6                                 Replacement of Notes.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, that if any Note held by a Purchaser that is an institutional investor is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the Purchaser setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note, other than such Purchaser’s written agreement to indemnify the Company.

Article VII
Affirmative Covenants

The Note Parties jointly and severally covenant and agree that, for so long as any of the Notes is outstanding, each of the Note Parties shall, and shall cause each of its Subsidiaries to, observe and abide by each of the covenants and agreements contained in this Article VII.

7.1                                 Financial Statements and Other Reports.  Each Specified Company will, and will cause each other Loan Party to, maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to the Purchasers hereunder, and will deliver to each Purchaser:

(a)                                  within thirty (30) days after the end of each month (forty-five (45) days in the case of the months of March, June, September and December), a consolidated and consolidating balance sheet of Company and its Consolidated Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 7.1(n), all in reasonable detail and certified by a Responsible Officer of Company as fairly presenting in all material respects the financial condition and results of operations of Company and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Company, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b)                                 [Intentionally Omitted];

(c)                                  within ninety (90) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of Company and its Consolidated

Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity (or the comparable item, if Company is not a corporation) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and Capital Expenditure budgets and cash flow forecast delivered pursuant to Section 7.1(n), certified (solely with respect to such consolidated statements) without qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing and acceptable to the Required Holders;

(d)                                 together with each delivery of financial statements pursuant to Sections 7.1(a) and 7.1(c) a Compliance Certificate;

(e)                                  [Intentionally Omitted];

(f)                                    promptly upon receipt thereof, copies of all reports submitted to any Note Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Note Party made by such accountants, including any comment letter submitted by such accountants to management in connection with any audit;

(g)                                 promptly upon their being entered into, copies of all Swap Contracts entered into by any Note Party;

(h)                                 [Intentionally Omitted];

(i)                                     promptly upon any officer of any Note Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Note Party in excess of $500,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Note Party’s certified accountant or any resignation, or decision not to stand for re-election, by any independent member of any Note Party’s board of directors (or comparable body), (iii) that any Person has given any notice to any Note Party or taken any other action with respect to a claimed default under any Material Contract, (iv) of the institution of any Litigation seeking equitable relief or involving an alleged liability of any Note Party equal to or greater than $500,000 or any adverse determination in any Litigation involving equitable relief or a potential liability of any Note Party equal to or greater than $500,000 or (v) any loss, damage or destruction of any Collateral having a fair market value in excess of $500,000, whether or not covered by insurance, a certificate of a Responsible Officer of Company specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Note Party has taken, is taking or proposes to take with respect thereto;

(j)                                     promptly upon any officer of any Note Party obtaining knowledge of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any Pension Plan or to any Multiemployer Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Specified Company or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any ERISA Plan, Pension Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), (vi) any material increase in the liability or contingent liability of any Specified Company or any Subsidiary with respect to any post-retirement welfare plan benefit or (vii) the receipt by any Note Party of any notice that any Multiemployer Plan is in reorganization, that increased contributions could reasonably be expected to be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or could reasonably be expected to be terminated, or that any such plan is or could reasonably be expected to become insolvent, a certificate of a Responsible Officer of such Note Party specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Note Party has taken, is taking or proposed to take with respect thereto;

(k)                                  promptly upon receipt by any officer of any Note Party of any complaint, order, citation, notice or other written communication from any Person delivered to any Note Party with respect to (i) the existence of a violation of any applicable Environmental Law, (ii) any Hazardous Materials Contamination, (iii) the commencement of any cleanup of any Hazardous Materials Contamination, (iv) any pending legislative or threatened proceeding for the termination, suspension or non-renewal of any Permit required under any applicable Environmental Law or (v) any property of any Note Party that becomes subject to a Lien imposed pursuant to any Environmental Law, in each case that could give rise to any material liability, notice from a Responsible Officer of such Note Party specifying, to the extent reasonably ascertainable, the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Note Party has taken, is taking or proposes to take with respect thereto;

(l)                                     [Intentionally Omitted];

(m)                               promptly upon receipt or filing thereof, copies of any delinquency reports or notices related to any material taxes and any other material reports or notices received by any Note Party from, or filed by any Note Party with, any Governmental Authority;

(n)                                 within thirty (30) days following the conclusion of each Fiscal Year, each Specified Company’s annual operating plans, operating and Capital Expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following Fiscal Year presented on a monthly basis, which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Purchasers, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of each Specified Company;

(o)                                 no later than three (3) Business Days following execution thereof, true, correct and complete copies of any agreement, instrument or document effecting an amendment, modification, supplement or waiver of any Senior Financing Document;

(p)                                 promptly upon the same becoming available, any written materials, including any “board books,” prepared for any meeting of and distributed generally to all members of the board of directors of the Company; and

(q)                                 with reasonable promptness, such other information and data with respect to any Note Party as from time to time may be reasonably requested by any Purchaser.

7.2                                 Payment and Performance of Obligations.  Each Specified Company (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) (x) that may be the subject of a Permitted Contest and (y) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, or (ii) that arise under the Senior Financing Documents, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (c) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

7.3                                 Maintenance of Existence.  Each Specified Company will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existence (except for Subsidiary mergers permitted by Section 8.7) and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business except for such rights, privileges and/or franchises the failure of which to maintain could not reasonably be expected to have a Material Adverse Effect.

7.4                                 Maintenance of Property; Insurance.

(a)                                  Each Specified Company will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty (subject to the obligations to repair if such Specified Company or such Subsidiary so elected pursuant to Section 6.2(d)(i)) excepted.

(b)                                 Each Specified Company will maintain, and will cause each Subsidiary to maintain in each case subject to customary exclusions and deductibles that are not materially and adversely inconsistent with those in effect on the Closing Date, casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds and in amounts generally consistent with such Specified Company’s insurance coverage as of the Closing Date, as adjusted from time to time in respect of any future growth in such Specified Company’s business, including as a result of Permitted Acquisitions.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to the Required Holders.  Specified Companies will not, and will not permit any Subsidiary to, bring or keep any article on any business location of any Note Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 7.4(b), or would otherwise be prohibited by the terms thereof.

(c)                                  Specified Companies will deliver to each Purchaser (i) on the Closing Date, a certificate from Specified Companies’ insurance broker dated on or about such date showing the amount of coverage as of such date, (ii) upon the request of any Purchaser from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this

Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Specified Company.

7.5                                 Compliance with Laws.  Each Specified Company will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien upon a material portion of the assets of any such Person in favor of any Governmental Authority.

7.6                                 Inspection of Property, Books and Records.  Each Specified Company will keep, and will cause each Subsidiary to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Specified Company (provided that so long as no Event of Default has occurred or is continuing, the Specified Companies together shall not be required to reimburse the Purchasers’ reasonable out-of-pocket costs and expenses for more than a single visit for all such Purchasers in any Fiscal Year), representatives of any Purchaser to visit and inspect (so long as such visits and inspections are made concurrently) any of their respective properties, to examine and make abstracts or copies from any of their respective books and records and to consult with respect to their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired in the presence of an officer of a Specified Company.  In the absence of an Event of Default, any Purchaser exercising any rights pursuant to this Section 7.6 shall give the applicable Specified Company or any applicable Subsidiary commercially reasonable prior written notice of such exercise.  No notice shall be required during the existence and continuance of any Event of Default.

7.7                                 Use of Proceeds.  Specified Companies will use the proceeds of the issuance and sale of the Notes solely for transaction fees incurred in connection with the Operative Documents, the refinancing on the Closing Date of Debt and for working capital needs and general corporate purposes of Specified Companies and their Subsidiaries (subject to all limitations set forth herein).

7.8                                 Purchasers’ Meetings.  Up to once per Fiscal Year, or more frequently as specified by the Required Holders during the continuance of an Event of Default, Specified Companies will, in each case to the extent requested by Required Holders, conduct a face-to-face meeting of the Purchasers to discuss the most recently reported financial results and the financial condition of Specified Companies and the Subsidiaries, at which shall be present a Responsible Officer and such other officers of the Note Parties as may be reasonably requested to attend by any Purchaser, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.  Such meetings shall be held at a time and place convenient to the Purchasers and to the

Specified Companies.  Up to one (1) additional time per year, Specified Companies will, as requested by the Required Holders, conduct a meeting of the type described above, except that each such meeting shall be conducted by a telephone conference call.

7.9                                 [Intentionally Omitted].

7.10                           Hazardous Materials; Remediation.

(a)                                  If any Hazardous Materials Contamination shall occur or shall have occurred on any real property of any Specified Company or any other Note Party, such Specified Company will cause, or direct the applicable Note Party to cause, the prompt containment, removal, remediation or other such actions that are necessary to comply in all material respects with all Environmental Laws (the “Remediation”).  Without limiting the generality of the foregoing, each Specified Company shall, and shall cause each other Note Party to, comply in all material respects with each Environmental Law requiring the performance at any real property by any Specified Company or any other Note Party of activities in response to the release or threatened release of a Hazardous Material.

(b)                                 Specified Companies will provide each Purchaser within thirty (30) days after demand therefor (or other period approved by the Required Holders) with a bond, letter of credit or similar financial assurance evidencing to the satisfaction of the Required Holders that sufficient funds are available to pay the cost of any Remediation required pursuant to Section 7.10(a), such demand to be made, if at all, upon the Required Holder’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

7.11                           [Intentionally Omitted].

7.12                           Further Assurances.

(a)                                  Each Specified Company will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Required Holders may from time to time reasonably request in order to implement or to give effect to the provisions of the Subordinated Note Documents.

(b)                                 Without limiting the generality of the foregoing, in the event that any Specified Company or any Domestic Subsidiaries shall acquire or form any new Domestic Subsidiary after the date hereof (which acquisitions and formations may only be consummated in compliance with the provisions hereof), the respective Specified Company or the respective Domestic Subsidiary will cause such new Domestic Subsidiary, upon such acquisition and concurrently with such formation, (i) to execute a Subsidiary Joinder in order to become a Note Party and (ii) to execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Article III as such new Domestic Subsidiary would have had to deliver if such new Domestic Subsidiary were a Note Party on the Closing Date, including such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as the Required Holders shall have required or requested.

(c)                                  Each Specified Company will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly-Owned Subsidiary.

7.13                           [Intentionally Omitted]

7.14                           Non-Voting Board Observer.  So long as any Notes remain outstanding, the Company agrees that one of (a) OCM or (b) any other Purchaser designated by OCM from time to time (the “Observer Nominator”) shall be entitled to designate one authorized representative (such representative, a “Non-Voting Observer”), who shall be entitled to attend (but not be entitled to vote at) each meeting of the board of directors of the Company and to participate in each telephonic meeting of such board of directors conducted in accordance with the by-laws of the Company and applicable law.  The Non-Voting Observer shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with such attendance.  The Non-Voting Observer will be entitled to receive all documents, notices, written materials and other information given to directors in connection with such meetings (collectively, “Material”) as if such Non-Voting Observer were a director at the same time such materials and information are given to the directors, whether or not the Non-Voting Observer is attending the board meeting.  If the Company proposes to take any action by written consent in lieu of a meeting of its board of directors, the Company shall forward the form of such written consent to the Non-Voting Observer prior to its execution and at the same time as it is forwarded to its board of directors.  Notwithstanding the foregoing, the Non-Voting Observer shall not be entitled to attend any meeting of the board of directors of the Company or receive any Material (1) to the extent that any attorney-client privilege would be waived by such attendance or receipt of such Material (but only with respect to the portion of such meeting or such Material that would reasonably be expected to result in such waiver), (2) to the extent necessary to protect any proprietary information in the absence of a confidentiality agreement in form and substance acceptable to the Company in its reasonable discretion and (3) where there is or would reasonably be expect to be a conflict of interest.

Article VIII
Negative Covenants

Each of the Note Parties covenants and agrees, for so long as any of the Notes is outstanding, to observe and abide by each of the covenants and agreements contained in this Article VIII.

8.1                                 Debt.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt (or payables and other obligations owing among any of the Note Parties), except for:

(a)                                  Debt under the Senior Financing Documents; provided that the aggregate principal amount of Senior Debt (other than with respect to Swap Contracts) shall not exceed $77,000,000, as such aggregate principal amount is reduced by (i) actual paid principal installments of any term loan under the Senior Credit Agreement and (ii) any repayment of revolving loans under the Senior Credit Agreement to the extent made in connection with a permanent reduction of any revolving credit commitment under the Senior Credit Agreement (excluding any such repayment or reduction occurring by reason of a refinancing thereof, in an amount up to the aggregate principal amount of term loans and/or revolving credit commitments borrowed or provided, as applicable, in such refinancing); provided further that, notwithstanding any reduction pursuant to the foregoing clauses (i) and (ii), up to $15,000,000 of Senior Debt constituting Debt with respect to a revolving credit facility shall be permitted under this clause (a);

(b)                                 Debt outstanding on the date of this Agreement and set forth on Schedule 8.1 and refinancings thereof to the extent such refinancing (i) does not result in a final or weighted average maturity that is earlier than the Debt being refinanced, (ii) does not result in an increase in the original principal amount of the Debt being refinanced, and (iii) does not, taken as a whole, impose provisions or restrictions that are materially more adverse to the obligors thereunder than under the Debt being refinanced;

(c)                                  Debt under the Subordinated Note Documents;

(d)                                 Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving any fixed or capital asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $2,400,000;

(e)                                  Debt, if any, arising under Swap Contracts;

(f)                                    (i) intercompany Debt, payables and other obligations owing to a Specified Company by its Wholly-Owned Subsidiaries which are Domestic Subsidiaries (but are not Dormant Subsidiaries) or by another Specified Company, or (ii) intercompany Debt, payables and other obligations owing to a Specified Company by its Wholly-Owned Subsidiaries which are Foreign Subsidiaries (but are not Dormant Subsidiaries) in an aggregate amount for all of such Debt, payables and other obligations owing to the Specified Companies under this clause (ii) not to exceed $12,000,000 at any time outstanding, minus the amount of Investments made by the Specified Companies after the Closing Date in their Wholly-Owned Subsidiaries which are Foreign Subsidiaries (but are not Dormant Subsidiaries) pursuant to Section 8.8(a)(iii) and minus the amount of Guarantees made pursuant to the final proviso of Section 8.1(j) or (iii) intercompany Debt, payables and other obligations owing to any Wholly-Owned Subsidiary (other than a Dormant Subsidiary) of any Specified Company by such Specified Company; provided, however, that with respect to any of the foregoing upon the request of the Required Holders at any time, any such Debt, payables and other obligations described in this paragraph (f) (but not including any intercompany Debt, payables and other obligations described in the foregoing clause (iii) if such intercompany Debt, payables and other obligations is owing to any Wholly-Owned Subsidiary that is a Foreign Subsidiary) shall be evidenced by promissory notes having terms reasonably satisfactory to the Required Holders;

(g)                                 the Foreign Payment Obligations;

(h)                                 additional unsecured Debt not to exceed $500,000 in the aggregate at any time outstanding;

(i)                                     Debt in the form of deferred purchase price consideration payable in connection with Permitted Acquisitions (including seller notes, maximum earn-outs, consulting and non-competition payments), provided that such Debt has terms and provisions acceptable to the Required Holders, is subordinated to the Note Party Obligations pursuant to documentation in form and content reasonably acceptable to the Required Holders in their sole discretion;

(j)                                     Debt in respect of Guarantees by Specified Companies or any of its Subsidiaries of Debt otherwise permitted hereunder (provided, that if the guaranteed Debt is subordinated to the Note Party Obligations, any such guarantee shall be no less subordinated to the Note Party Obligations and provided that if any Specified Company or any Domestic Subsidiary Guarantees Debt of any Foreign Subsidiary the amount of the Debt so Guaranteed shall count against the limit set forth in each of clause (ii) of Section 8.1(f) above and clause (iii)(z) of Section 8.8(a));

(k)                                  Debt in respect of guarantees in respect of obligations of any Specified Company or any of its Subsidiaries under leases and other contractual obligations not prohibited hereunder (provided that no Specified Company or any of its Domestic Subsidiaries may guarantee any lease or contractual obligation of any Foreign Subsidiary);

(l)                                     Debt incurred by any Specified Company or any of its Subsidiaries arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations in connection with permitted Asset Dispositions and Permitted Acquisitions (excluding Debt described in clause (i) above);

(m)                               Debt in the form of financing of insurance premiums provided by the vendors of such insurance or their agents and software maintenance contracts;

(n)                                 Debt with respect to judgments or awards which do not constitute an Event of Default under Section 10.9 hereof;

(o)                                 Debt in respect of netting services, ordinary course overdraft protections for overdrafts not to exceed $50,000 per account and comparable deposit account services, so long as (i) such Debt is incurred in the Ordinary Course of Business and (ii) such Debt is not outstanding for more than two (2) Business Days;

(p)                                 Contingent Obligations permitted under Section 8.3, to the extent constituting Debt; and

(q)                                 Debt arising under the last sentence of Section 8.4.

8.2                                 Liens.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                                  Liens created by Senior Financing Documents;

(b)                                 Liens existing on the date of this Agreement and set forth on Schedule 8.2 and refinancings thereof to the extent such refinancing does not result in such Lien covering assets or properties not covered under the Lien being refinanced, and in the case of Liens securing Debt, the refinancing of the Debt so secured (i) does not result in a final or weighted average maturity that is earlier than the Debt being refinanced, (ii) does not result in an increase in the original principal amount of the Debt being refinanced, and (iii) does not, taken as a whole, impose provisions or restrictions that are materially more adverse to the obligors thereunder than under the Debt being refinanced;

(c)                                  any Lien on any asset securing Debt permitted under Section 8.1(d), provided that such Lien attaches only to the assets financed by such Debt, and such Lien attaches concurrently with or within ninety (90) days after the acquisition thereof;

(d)                                 Liens for taxes, assessments or other governmental levies, fees or charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)                                  Liens arising in the Ordinary Course of Business (i) in favor of carriers, warehousemen, mechanics, lessors, landlords and materialmen, and other similar Liens imposed by law or in connection with statutory obligations or (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or the subject of a Permitted Contest which Liens may involve deposits and advances incurred in the Ordinary Course of Business but not involving borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f)                                    attachments, appeal bonds and judgment Liens, for sums not exceeding $500,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(g)                                 easements, rights of way, covenants, conditions, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Specified Company or any Subsidiary;

(h)                                 Liens arising from the precautionary UCC financing statements filed under any lease permitted by this Agreement;

(i)                                     customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Note Party maintains deposits (other than deposits intended as cash collateral) in the Ordinary Course of Business;

(j)                                     any interest or title of a licensor, sublicensor, lessor or sublessor in the property covered by any license or lease agreement of any Note Party not prohibited hereunder;

(k)                                  licenses, sublicenses, leases or subleases granted by any Note Party to any third parties in the Ordinary Course of Business;

(l)                                     Liens on insurance policies and the proceeds thereof securing Debt described in Section 8.1(m);

(m)                               Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code and other bankers liens arising by operation of law; and

(n)                                 zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy or the operation of the business on such real property.

8.3                                 Contingent Obligations.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)                                  (i) Contingent Obligations arising in respect of the Debt and letter of credit liabilities under the Senior Financing Documents and (ii) Contingent Obligations arising in respect of the Debt under the Subordinated Note Documents;

(b)                                 Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)                                  so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract;

(d)                                 Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 8.3;

(e)                                  Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $750,000 in the aggregate at any time outstanding;

(f)                                    Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(g)                                 Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 8.7 or in favor of sellers in connection with Investments and acquisitions permitted under Section 8.8;

(h)                                 Contingent Obligations arising with respect to Floor Plan Obligations, provided that the maximum amount of such Contingent Obligations shall not exceed an aggregate of $7,500,000 at any one time and provided that the Specified Companies accounts for all such Floor Plan Obligations and the related revenues in a manner consistent with past practices as in existence on the Closing Date; and

(i)                                     Contingent Obligations in respect to the guarantee of any obligations otherwise permitted or not prohibited hereunder (provided, that if any such obligations are subordinated to the Note Party Obligations, any such guarantee shall be no less subordinated to the Note Party Obligations).

8.4                                 Restricted Distributions.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit (a) any Subsidiary from making dividends or distributions, directly or indirectly, to any Specified Company or (b) purchases of shares of (or options to purchase shares of) equity interests in Company or options therefor from employees of any Note Party upon their death, termination of their employment or retirement, so long as (i) before and after giving effect to any such dividend or distribution for such purpose, (w) no Event of Default shall have occurred and be continuing, (x) Specified Companies are in compliance on a pro forma basis with the covenants set forth in Article IX recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement and (y) if such dividend or distribution is made prior to the expiration of the revolving commitments under the Senior Credit Agreement, at least $4,000,000 in availability will remain under the revolving credit facility provided under the Senior Credit Agreement, and (ii) such purchases or payments after the date hereof do not exceed $500,000 in any Fiscal Year and do not exceed $1,500,000 in the aggregate from and after the Closing Date.  Notwithstanding the limitations set forth in clause (b) of the immediately preceding sentence, Company may purchase shares of (or options to purchase shares of) equity interests in Company or options therefor from employees of any Note Party upon their death, termination of their employment or retirement, solely in exchange for Debt issued by Company; provided, that (A) the terms of such Debt expressly provide that no payments may be made in cash or any other property prior to repayment in full of the Note Party Obligations, (B) such Debt is subordinated to the Note Party Obligations pursuant to an agreement in form and substance satisfactory to Required Holders, (C) such Debt is unsecured and is not guaranteed by any other Note Party and (D) the aggregate outstanding principal amount of all such Debt does not exceed $4,200,000 at any time.

8.5                                 Restrictive Agreements.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Senior Financing Documents and the Subordinated Note Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Subordinated Note Documents) on the ability of any Subsidiary to:  (i) pay or make Restricted Distributions to any Specified Company or any Subsidiary, (ii) pay any Debt owed to any Specified Company or any Subsidiary, (iii) make loans or advances to any Specified Company or any Subsidiary or (iv) transfer any of its property or assets to Company or any Subsidiary; provided that any Specified Company and any of its Subsidiaries will be permitted to enter into agreements:  (1) containing customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Specified Company or a Subsidiary, (2) containing customary provisions restricting assignment of any agreement entered into by any Specified Company or a Subsidiary in the Ordinary Course of Business, (3) containing restrictions on the transfer of assets subject to Liens permitted by Section 8.2(c) and (4) containing customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.7 pending the consummation of such sale.

8.6                                 [Intentionally Omitted].

8.7                                 Consolidations, Mergers and Sales of Assets.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge with or into any other Person other than, with not less than twenty (20) Business Days’ prior written notice to each Purchaser (or such lesser amount of notice as the Required Holders, in their sole discretion, may from time to time permit), mergers of any Wholly-Owned Subsidiary with and into a Specified Company (with such Specified Company as the surviving entity of such merger) or with and into any other Wholly-Owned Subsidiary of a Specified Company or (b) consummate any Asset Dispositions other than dispositions of assets for cash and fair value that the applicable Specified Company determines in good faith is no longer used or useful in the business of such Specified Company and its Subsidiaries if all of the following conditions are met:  (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $700,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year of the applicable Specified Company does not exceed $1,250,000, (ii) the Net Cash Proceeds of any such disposition are applied as required by Section 6.2(d)(ii), (iii) after giving effect to any such disposition and the repayment of Debt with the proceeds thereof, Specified Companies are in compliance on a pro forma basis with the covenants set forth in Article IX recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement and (iv) no Default or Event of Default then exists or would result from any such disposition.

8.8                                 Purchase of Assets, Investments.

(a)                                  No Specified Company will, or will permit any Subsidiary to, directly or indirectly (w) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, constituting Capital Expenditures to the extent permitted pursuant to Section 9.1 or constituting replacement assets purchased with proceeds of Property Insurance Policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding, (x) create, acquire or enter into any agreement to create or acquire any Subsidiary other than Wholly-Owned Subsidiaries which are Domestic Subsidiaries acquired or created to consummate a Permitted Acquisition and for which the requirements set forth in Section 7.12(b) have been satisfied, (y) engage or enter into any agreement to engage in any joint venture or partnership with any other Person or (z) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than (without duplication):

(i)                                     Investments existing on the date of this Agreement and set forth on Schedule 8.8;

(ii)                                  Cash Equivalents;

(iii)                               (y) additional Investments in the capital stock or other equity interests of any Wholly-Owned Subsidiaries existing as of the Closing Date which are Domestic Subsidiaries (but are not Dormant Subsidiaries) and (z) additional Investments in the capital stock or other equity interests of any Wholly-Owned Subsidiaries existing as of the Closing Date which are Foreign Subsidiaries (but are not Dormant Subsidiaries) in an aggregate amount for all such Foreign Subsidiaries not to exceed $12,000,000, minus the amount of loans, payables and other obligations owing by Wholly-Owned Subsidiaries pursuant to clause (ii) of Section 8.1(f) above and minus the amount of Guarantees made pursuant to the final proviso of Section 8.1(j);

(iv)                              bank deposits established in accordance with Section 8.17;

(v)                                 Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(vi)                              Investments in the form of Swap Contracts permitted under Sections 8.1(e) and 8.3(c);

(vii)                           (y) cashless loans to officers and employees provided that the proceeds thereof are used by such officers and employees solely to purchase capital stock of Company and (z) loans to officers and employees in an aggregate principal amount not to exceed $600,000 at any time outstanding;

(viii)                        payroll advances in the Ordinary Course of Business;

(ix)                                Investments in the form of loans between or among the Note Parties made in lieu of distributions otherwise permitted under Section 8.4 (with such loans being subject to the same dollar restrictions, if any, applicable to the corresponding provisions of Section 8.4, and with any such loans reducing, on a dollar-by-dollar basis, the corresponding amount of distributions otherwise permitted by Section 8.4);

(x)                                   Investments received as consideration for Asset Dispositions permitted in Section 8.7; and

(xi)                                other Investments in an aggregate amount not to exceed $100,000.

(b)                                 Notwithstanding the foregoing, any Specified Company may acquire, or may cause a Wholly-Owned Subsidiary that is a Domestic Subsidiary to acquire, all or substantially all of the assets, or all (but not less than all) of the capital stock or other equity securities, of any Person (the “Target”) (in each case, a “Permitted Acquisition”)

with the prior written approval of the Required Holders or subject to the satisfaction of each of the following conditions:

(i)                                     Each Purchaser shall have received not less than twenty (20) Business Days’ prior notice (or any more reduced period of prior notice as may be approved from time to time by the Required Holders) of such proposed Permitted Acquisition, which notice shall include a due diligence package including the following materials, each in form and substance reasonably satisfactory to the Required Holders:

(A)                              copies of the Target’s three most recent annual income statements and balance sheets, together with the audit opinions thereon, if any, of the Target’s independent accountants, together with available interim financial statements, (B) if available, any asset or business appraisals, (C) a general description of the business to be acquired, (D) a general description of the competitive position of the business to be acquired within its industry, (E) a summary of pending and known threatened litigation adversely affecting the business or assets to be acquired, (F) a description of the method of financing such acquisition, including sources and uses, (G) a listing of locations of all personal and real property to be acquired, (H) a description of any change in management of the Note Parties, after giving effect to such acquisition, (I) all agreements to be assumed or acquired, but solely to the extent such agreements are of equivalent or greater materiality to the Note Parties as compared to any applicable Material Contract, (J) if the Target owns or leases, or if the assets to be acquired includes, any owned real property or leased real property, and if reasonably requested by the Required Holders, environmental reports and related information regarding any such property (other than leased property used solely as office space), (K) draft copies of all proposed acquisition agreements and all related transaction documents for such acquisition, together with all schedules thereto (followed by updated drafts as the same are generated and fully executed copies thereof within five (5) Business Days after the closing of such acquisition), and (L) any other material or reports reasonably requested by any Purchaser and otherwise available; provided that with respect to each Small Scale Acquisition, Company shall only be obligated to deliver the materials described in clauses (A), (D) and (L), to the extent that such materials are readily available.

(ii)                                  Concurrently with delivery of the notice and due diligence materials referred to in clause (i) above, Company shall have delivered to each Purchaser, in form and substance reasonably satisfactory to the Required Holders:

(A)                              a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of Company and its Subsidiaries (the “Acquisition Pro Forma”), based on most recently available financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Company and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition, the funding of all loans under the Senior Credit Agreement and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith, and such Acquisition Pro Forma shall reflect that (I) on a pro forma basis, Company and its Subsidiaries would have had a Senior Debt to EBITDA Ratio for the four quarter period reflected in the Compliance Certificate most recently delivered to each Purchaser pursuant to Section 7.1(d) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all loans under the Senior Credit Agreement funded in connection therewith as if made on the first day of such period) of not more than the lesser of (x) the Senior Debt to EBITDA Ratio on the Closing Date or (y) the difference between (aa) the maximum permitted amount of the Senior Debt to EBITDA Ratio as of the most recently completed Fiscal Quarter period for which a Compliance Certificate was required to be delivered to each Purchaser less (bb) fifty (50) basis points, (II)  on a pro forma basis, Company and its Subsidiaries would have had a Total Debt to Adjusted EBITDA Ratio for the four quarter period reflected in the Compliance Certificate most recently delivered to each Purchaser pursuant to Section 7.1(d) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all loans under the Senior Credit Agreement funded in connection therewith as if made on the first day of such period) of not more than the lesser of (x) the Total Debt to Adjusted EBITDA Ratio on the Closing Date or (y) the difference between (aa) the maximum permitted amount of the Total Debt to Adjusted EBITDA Ratio as of the most recently completed Fiscal Quarter period for which a Compliance Certificate was required to be delivered to each Purchaser less (bb) fifty (50) basis points, and (III) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, the funding of all loans under the Senior Credit Agreement and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith;

(B)                                updated versions of the projections most recently delivered to each Purchaser pursuant to Section 7.1(n) covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the requirements of Section 7.1(n)

(the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to the Required Holders, taking into account such Permitted Acquisition, the funding of all loans under the Senior Credit Agreement and the incurrence or assumption of all other Debt and repayment of Debt in connection therewith; and

(C)                                a certificate of a Responsible Officer of Company to the effect that:  (w) Company and each Subsidiary taken as a whole will be Solvent upon the consummation of the Permitted Acquisition, (x) the Acquisition Pro Forma fairly presents the financial condition of Company and its Subsidiaries (on a consolidated basis) in all material respects as of the date thereof and the periods covered thereby, in each case after giving effect to the Permitted Acquisition and related transactions, (y) the Acquisition Projections represent Specified Companies’ reasonable estimate of Company’s consolidated future financial performance as of the date thereof and after giving effect to the Permitted Acquisition, the assumptions contained therein are believed by Specified Companies to be fair and reasonable in light of current business conditions and the Acquisition Projections demonstrate Specified Companies’ projected compliance with the covenants set forth in Article 9 for the one-year period immediately following the consummation of such Permitted Acquisition; provided, that Specified Companies can give no assurance that the results reflected in the Acquisition Projections will be attained; and (z) Company and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation, to the extent requested, were delivered to each Purchaser;

(iii)                               such Permitted Acquisition shall only involve assets located in the United States (and in connection with the acquisition of the capital stock or other equity securities of a Target, such Target and any of its Subsidiaries shall be formed, incorporated or otherwise organized under the laws of a State within the United States) and comprising a business, or those assets of a business, of the type engaged in by Company as of the Closing Date and businesses reasonably related thereto, and which business would not subject any Purchaser to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Subordinated Note Documents other than approvals applicable to the exercise of such rights and remedies with respect to Specified Companies prior to such Permitted Acquisition;

(iv)                              such Permitted Acquisition shall be consensual, shall have been approved by the Target’s board of directors (or comparable governing body) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in material compliance with all applicable Laws;

(v)                                 no assets or liabilities (including, without limitation, Investments, Debt and Contingent Obligations) shall be acquired, incurred, assumed or otherwise be reflected on a consolidated balance sheet of Company and its Subsidiaries after giving effect to such Permitted Acquisition, except (A) loans made under the Senior Credit Agreement and (B) those assets and liabilities which may be acquired, incurred or assumed in accordance with the provisions of this Agreement (including, without limitation, the provisions of Sections 8.1, 8.3 and 8.8(a));

(vi)                              the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

(vii)                           at or prior to the closing of any Permitted Acquisition, Company, its Subsidiaries and the Target shall have executed such documents and taken such actions (including without limitation, the delivery of (A) certified copies of the resolutions of the board of directors (or comparable governing board) of Company, its Subsidiaries and the Target authorizing such Permitted Acquisition, (B) legal opinions in form and substance reasonably acceptable to each Purchaser, and (C) evidence of insurance of the business to be acquired consistent with the requirements of Section 7.4) as may be reasonably required by the Required Holders in connection therewith;

(viii)                        the sum of all amounts payable in connection with any Permitted Acquisition (including all transaction costs, all Debt, all liabilities and Contingent Obligations assumed and the maximum amount of any earn-out or comparable contingent payment obligation in connection therewith (whether or not any of the foregoing is reflected on Company’s consolidated balance sheet) and the fair market value of property transferred, but excluding the amount of any capital stock of Company sold or transferred to finance such Permitted Acquisitions), shall not exceed (a) $3,000,000 in any Fiscal Year and (b) $6,000,000 from and following the Closing Date;

(ix)                                any earn-outs or other comparable contingent payment obligations incurred by the Note Parties in connection with such Permitted Acquisition shall contain a stated maximum payment amount, the sum of which shall not exceed fifty percent (50%) of the amounts described in the preceding clause (viii) with respect to such Permitted Acquisition;

(x)                                   the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

(xi)                                on or prior to the date of such Permitted Acquisition, each Purchaser shall have received, in form and substance reasonably satisfactory to the Required Holders, (a) copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Required Holders and (b) amendments to the Schedules, to the extent necessary to make the representations and warranties in this Agreement true and correct in all material respects after giving effect to the consummation of such Permitted Acquisition;

(xii)                             at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

(xiii)                          at the time of such Permitted Acquisition and after giving effect thereto, at least $4,000,000 in availability will exist under the revolving credit facility provided under the Senior Credit Agreement.

8.9                                 Transactions with Affiliates.  Except (a) as expressly permitted by the Subordinated Note Documents, (b) as otherwise disclosed on Schedule 8.9 and (c) for transactions that contain terms that are no less favorable to the applicable Specified Company or any Subsidiary, as the case may be, than those which would reasonably be obtained from a third party not an Affiliate of any Note Party, no Specified Company will, or will it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Specified Company other than another Note Party; provided that nothing in this Section 8.9 shall prohibit any Specified Company or its Subsidiaries from engaging in the following transactions:  (i) the performance of Specified Companies’ or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the Ordinary Course of Business, (ii) the payment of compensation to employees, officers, directors (other than the payment of directors’ fees to directors that are employees of any Note Party or any of their Affiliates or that are appointed by Investor or any of its Affiliates) or non-affiliated consultants in the Ordinary Course of Business or (iii) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the Ordinary Course of Business.

8.10                           Modification of Organizational Documents.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications fully disclosed to each Purchaser no later than the effective date of such amendment or modification, and which amendments or modifications are either (a) required by Law or (b) could not reasonably be considered to be adverse to any Purchaser.

8.11                           Modification of Certain Agreements.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify the Management Agreement which in any case:

(a)                                  is contrary to the terms of this Agreement or any other Subordinated Note Document;

(b)                                 could reasonably be expected to be adverse to the rights or interests of any Purchaser under any of the Subordinated Note Documents or their ability to enforce the same;

(c)                                  results in the imposition or expansion in any material respect of any restriction or burden on any Specified Company or any Subsidiary; or

(d)                                 reduces in any material respect any rights or benefits of any Specified Company or any Subsidiaries without reasonably adequate consideration.

Each Specified Company shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to each Purchaser reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and, if approval of Required Holders is required by the terms of this Section 8.11 prior to the taking of any such action, such Specified Company agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Required Holders.

8.12                           Fiscal Year.  No Specified Company will, or will permit any Subsidiary to, change its Fiscal Year.

8.13                           Conduct of Business.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 8.13 and businesses reasonably related thereto.

8.14                           Investor Fees.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees (exclusive of up to $250,000 of fees paid to independent directors in any Fiscal Year) to or for the account of Investor or any Affiliate of Investor except, so long as no Event of Default is then continuing or would result therefrom, pursuant to the Management Agreement as it exists on the date hereof.

8.15                           [Intentionally Omitted].

8.16                           Limitation on Sale and Leaseback Transactions.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction any Specified Company or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

8.17                           [Intentionally Omitted].

8.18                           Compliance with Anti-Terrorism Laws.

(a)                                  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Operative Documents or Material Contracts with any Person listed on the OFAC Lists.  Each Specified Company shall immediately notify each Purchaser if such Specified Company has knowledge that any Specified Company, any additional Note Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades, or has the purpose of evading, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(b)                                 Each Purchaser hereby notifies Specified Companies that pursuant to the requirements of the USA PATRIOT Act, and each Purchaser’s policies and procedures, each Purchaser is required to obtain, verify and record certain information and documentation that identifies Specified Companies, which information includes the name and address of each Specified Company and such other information that will allow each Purchaser to identify each Specified Company in accordance with the USA PATRIOT Act.

8.19                           Changes to Senior Financing Documents.  No Specified Company will, or will permit any Subsidiary to, directly or indirectly, amend or modify the terms of any Senior Debt except to the extent not prohibited by the terms of the Subordination Agreement.

8.20                           Limitation on Layering.  No Specified Company will, or will permit any of its Subsidiaries to, incur any Debt (other than the Note Party Obligations and the Senior Debt, regardless of the tranche characterization and provider of such Senior Debt) that is subordinate or junior in right of payment to any Debt or any other obligations of such Specified Company or Subsidiary, unless such Debt is subordinate or junior to the Note Party Obligations in the same manner and to the same extent; provided Debt that is pari passu with the Note Party Obligations shall be permitted to the extent incurred pursuant to (and subject to the limitations of) Section 8.1(h).

Article IX
Financial Covenants

Each of the Note Parties covenants and agrees, for so long as any of the Notes is outstanding, to observe and abide by each of the covenants and agreements contained in this Article IX.

9.1                                 Capital Expenditures.  Specified Companies will not permit the aggregate amount of Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Period	Amount

Closing Date through 12/31/05	$1,519,000
2006	$3,375,000
2007	$3,375,000
2008	$3,375,000
2009	$3,375,000
2010	$3,375,000
2011 and thereafter	$3,375,000

If Specified Companies do not utilize the entire amount of Capital Expenditures permitted in any period set forth above, Specified Companies may carry forward to the immediately succeeding period only, one hundred percent (100%) of such unutilized amount, with the amount carried forward to any period not to exceed fifty percent (50%) of the amount set forth above for the immediately preceding period (with Capital Expenditures made by Specified Companies in such succeeding period applied last to such carried forward amount).

9.2                                 Fixed Charge Coverage Ratio.  Specified Companies will not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on any date set forth below to be less than the ratio set forth below and measured as of such date:

Date	Ratio

December 31, 2005	1.11 to 1.00
March 31, 2006	1.11 to 1.00
June 30, 2006	1.11 to 1.00
September 30, 2006	1.11 to 1.00
December 31, 2006	1.11 to 1.00
The last day of each calendar quarter thereafter	1.15 to 1.00

9.3                                 Total Debt to Adjusted EBITDA Ratio.  Specified Companies will not permit the ratio of (a) Total Debt on any date set forth below to (b) Adjusted EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below and measured as of such date:

Date	Ratio

December 31, 2005	5.06 to 1.00
March 31, 2006	5.06 to 1.00
June 30, 2006	5.06 to 1.00
September 30, 2006	4.78 to 1.00
December 31, 2006	4.78 to 1.00
March 31, 2007	4.50 to 1.00
June 30, 2007	4.50 to 1.00
September 30, 2007	3.94 to 1.00
December 31, 2007	3.94 to 1.00
March 31, 2008	3.94 to 1.00
June 30, 2008	3.94 to 1.00

Date	Ratio

September 30, 2008	3.66 to 1.00
December 31, 2008	3.66 to 1.00
March 31, 2009	3.66 to 1.00
June 30, 2009	3.66 to 1.00
The last day of each calendar quarter thereafter	3.38 to 1.00

9.4                                 Senior Covenant Debt to Adjusted EBITDA Ratio.  Specified Companies will not permit the ratio of (a) Senior Covenant Debt on any date set forth below to (b) Adjusted EBITDA for the twelve (12) month period ending on such date to exceed the ratio set forth below and measured as of such date:

Date	Ratio

December 31, 2005	4.05 to 1.00
March 31, 2006	3.99 to 1.00
June 30, 2006	3.94 to 1.00
September 30, 2006	3.66 to 1.00
December 31, 2006	3.66 to 1.00
March 31, 2007	3.38 to 1.00
June 30, 2007	3.38 to 1.00
September 30, 2007	3.09 to 1.00
December 31, 2007	3.09 to 1.00
March 31, 2008	3.09 to 1.00
June 30, 2008	3.09 to 1.00
September 30, 2008	2.70 to 1.00
December 31, 2008	2.70 to 1.00
March 31, 2009	2.70 to 1.00
June 30, 2009	2.70 to 1.00
The last day of each calendar quarter thereafter	2.42 to 1.00

Article X
Events of Default

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

10.1                           Payment Default.  Any Specified Company shall fail to pay when due any principal or within three (3) Business Days of the due date thereof any interest, premium or fee under any Subordinated Note Document or within three (3) Business Days of the due date thereof any other amount payable under any Subordinated Note Document.

10.2                           Certain Covenants.  Any Specified Company shall fail to observe or perform any covenant contained in Section 6.2, Section 7.1 (exclusive of 7.1(f), (g) and (m)), Section 7.4, Section 7.6, Section 7.7, Article VIII or Article IX.

10.3                           General Default.  Any Note Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Subordinated Note Document (other than occurrences described in other provisions of this Article X for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Company of notice from any Purchaser of such default or (2) actual knowledge of any Specified Company or any other Note Party of such default.

10.4                           Representations; Warranties.  Any representation, warranty, certification or statement made by any Note Party to any Purchaser in any Subordinated Note Document or in any certificate, financial statement or other document delivered pursuant to any Subordinated Note Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

10.5                           Default Under Other Debt.

(a)                                  Failure of any Note Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Notes and Senior Debt) or in respect of any Swap Contract (unless it constitutes Senior Debt), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Notes and Senior Debt) or in respect of any Swap Contract (unless it constitutes Senior Debt), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract (unless it constitutes Senior Debt), to cause, Debt or other liabilities having an individual principal amount (or, in the case of a Swap Contract (unless it constitutes Senior Debt), a notional amount) in excess of $500,000 or having an aggregate principal amount (and, for purposes of Swap Contracts, including the notional amount) in excess of $500,000 to become or be declared due prior to its stated maturity;

(b)                                 The acceleration of the Senior Debt prior to its expressed maturity or upon the failure to pay the Senior Debt when due at final maturity; and

(c)                                  The failure of any Note Party to pay the notional amount under a Swap Contract (if it constitutes Senior Debt) that shall have become due because of early termination of such Swap Contract and failure to pay such notional amount when due at final maturity.

10.6                           Voluntary Bankruptcy.  Any Note Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

10.7                           Involuntary Bankruptcy.  An involuntary case or other proceeding shall be commenced against any Note Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Note Party under the federal bankruptcy laws as now or hereafter in effect.

10.8                           ERISA.  (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Note Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000, (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Note Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.

10.9                           Judgments.  One or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $600,000 shall be rendered against any or all Note Parties and either (a) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (b) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect.

10.10                     [Intentionally Omitted].

10.11                     [Intentionally Omitted].

10.12                     Labor.  Any Note Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains unstayed and in effect for any period of ten (10) days.

10.13                     Operative Documents.  Any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert.

10.14                     Dormant Subsidiaries.  Any Dormant Subsidiary engages in any type of business activity other than those necessary or convenient to complete the wind-down thereof.

Article XI
Acceleration; Remedies on Default

11.1                           Acceleration.

(a)                                  If any Event of Default has occurred, the Required Holders may, by notice to the Company, declare the entire unpaid principal amount of the Notes, plus (except in the case of an Event of Default that has occurred for a reason other than any willful action or inaction taken or not taken by or on behalf of any Note Party with the intention of avoiding payment of the premium that the Company would otherwise have had to pay) a premium equal to (i) the then Applicable Percentage for redemptions of the Notes under Section 6.2(b) multiplied by (ii) the aggregate principal amount of Notes then outstanding, plus all interest accrued and unpaid thereon and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon the Notes, such premium, all such accrued interest and all such other amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under Sections 10.6 or 10.7 with respect to any Note Party, in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Note Parties.

(b)                                 For the avoidance of doubt, in the case of an acceleration under Section 11.1(a) above, each Purchaser may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in aid of the exercise of any power granted in this Agreement.

11.2                           Other Remedies.  In case any one or more of the Events of Default under Article X shall have occurred and be continuing, and whether or not the Purchasers shall have accelerated the maturity of the Notes pursuant to Section 11.1, each Purchaser, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Subordinated Note Documents or any instrument pursuant to which the Note Party Obligations to such Purchaser are evidenced, including as permitted by Applicable Law, the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Purchaser; provided, however, that no acceleration of the unpaid principal amount of the Notes may be made except in accordance with the terms of Section 11.1.  In case of an Event of Default under Article X, the Note Parties shall pay to each Purchaser such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.  No remedy herein conferred upon any Purchaser is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

11.3                           Distribution of Proceeds.  In the event that following the occurrence or during the continuance of any Default or Event of Default, any Purchaser receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

(a)                                  First, to the payment of, or (as the case may be) the reimbursement of the Purchasers for or in respect of all costs, expenses, disbursements and losses which shall have been incurred or sustained by the Purchasers in connection with the collection of such monies by the Purchasers, for the exercise, protection or enforcement by the Purchasers of all or any of the rights, remedies, powers and privileges of the Purchasers under this Agreement or any of the other Subordinated Note Documents pro rata based on the relative amount so incurred or sustained;

(b)                                 Second, to all other Note Party Obligations in such order or preference as the Purchasers may determine; provided, however, that distributions shall be made among the Purchasers pro rata; and

(c)                                  Third, the excess, if any, shall be returned to the Company or to such other Persons as are entitled thereto.

11.4                           Annulment of Defaults.  Section 11.1 and Article X are subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Required Holders may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; provided, however, that (a) all arrears of interest upon all of the Notes and all of the other sums payable hereunder and under the Notes (except any principal of, or interest or premium, if any, or other amount due and payable on the Notes by reason of such declaration) shall have been duly paid, (b) each and every other Default and Event of Default shall have been waived pursuant to Section 11.5 or otherwise made good or cured and (c) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, and provided, further, that no such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

11.5                           Waiver.  Except as otherwise provided for in this Agreement or by Applicable Law, each Note Party waives:  (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any Notes at any time held by any Purchaser on which the Note Parties may in any way be liable, and hereby ratifies and confirms whatever such Purchaser may do in this regard and (b) the benefit of all valuation, appraisal, marshaling and exemption laws.

Article XII
Cross-Guaranty

12.1                           Cross-Guaranty.  Each Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor, the due and punctual payment of the principal of, and interest and premium, if any, on, each of the Notes when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise and the due and punctual payment and performance of all other Note Party Obligations with respect to the Notes (the “Note Guaranteed Obligations”).  Each Guarantor further agrees that the Note Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Note Guaranteed Obligations.

12.2                           Guaranty Absolute.  The obligations of each Guarantor hereunder shall be unconditional and shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, settlement, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Note Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder with respect to any of the Note Guaranteed Obligations shall not be discharged or impaired or otherwise affected by and no Guarantor shall be entitled to raise as a defense the failure of any Purchaser to assert any claim or demand or to enforce any remedy under this Agreement, the Notes, or under any other guaranty or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any Note Guaranteed Obligations, or by any other act or omission which may or might otherwise in any manner or to any extent vary the risk or reduce or extinguish the liability of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its guaranty shall be a continuing guaranty and shall stand as a guaranty of full and final payment and performance of all Note Guaranteed Obligations hereunder from time to time and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any of the Note Guaranteed Obligations is rescinded or must otherwise be returned by the Purchasers upon the bankruptcy or reorganization of any Note Party or otherwise.

12.3                           Waiver.  Each Guarantor unconditionally waives (a) notice of any of the matters referred to in Section 12.2, (b) notice to such Guarantor of the incurrence of any of the Note Guaranteed Obligations, notice to such Guarantor of any breach or default by any Guarantor with respect to any of the Note Guaranteed Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of any Purchaser holding any of the Notes against such Guarantor, (c) presentment to or demand of payment from any other Guarantor with respect to any Note or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion, exercise or exhaustion by any Purchaser holding any of the Notes of any right, power, privilege or remedy conferred in this Agreement, the Notes or any other Subordinated Note Documents or otherwise, (e) any requirement of diligence on the part of any Purchaser holding any of the Notes, (f) any requirement to mitigate the damages resulting from any default under this Agreement, the Notes or any other Subordinated Note Documents, (g) any notice of any sale, transfer or other disposition of any right, title or interest to or in this Agreement, the Notes or any other Subordinated Note Documents, (h) any release of any Guarantor from its obligations hereunder resulting from any loss by it of its rights of subrogation hereunder and (i) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against such Guarantor.

12.4                           Subrogation.  Each Guarantor hereby subordinates to the prior payment in full of all Note Party Obligations all rights of subrogation against or in respect of each other Guarantor and its respective properties and all rights of indemnification, contribution and reimbursement from other each Guarantor and their respective properties, in each case in connection with this guaranty and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise until such time as the obligations hereunder have been fully and finally performed and paid.

12.5                           Limitation on Liability.  Each Guarantor acknowledges that it will derive substantial economic and other benefits from the issuance of the Notes, and that the incurrence of the Note Party Obligations is in the best interests of each Guarantor.  If, in any action to enforce this guaranty or any proceeding to allow or adjudicate a claim under this guaranty, a court of competent jurisdiction shall determine that enforcement of this guaranty against any Guarantor for the full amount of the obligations hereunder is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this guaranty shall be limited to the maximum amount lawful (taking into account the Senior Debt of such Guarantor and the provisions of the Subordination Agreement) and not subject to avoidance under such law.

Article XIII
Definitions

13.1                           Definitions.  The following terms shall have the following meanings:

“Accounts”: means “accounts” (as defined in Article 9 of the UCC), including any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Acquisition Pro Forma”: has the meaning set forth in Section 8.8(b).

“Acquisition Projections”: has the meaning set forth in Section 8.8(b).

“Adjusted EBITDA”: has the meaning provided in the Compliance Certificate.

“Affiliate”: means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person or (c) each of such Person’s (other than, with respect to any Purchaser, any Purchaser’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent”: means Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc. as agent for the Senior Lenders under the Senior Credit Agreement, and any successor in such capacity.

“Agreement”: means this Securities Purchase Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed, from time to time.

“Anti-Terrorism Laws”: means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Law”: includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Purchaser by any central bank or other fiscal, taxation, monetary or other authority.

“Applicable Percentage”: has the meaning assigned to that term in Section 6.2(b).

“Applicable Premium”: has the meaning assigned to that term in Section 6.2(b).

“Asset Disposition”: means any sale, lease, license, transfer, assignment or other consensual disposition by any Note Party of any asset, but excluding (a) dispositions of Inventory in the Ordinary Course of Business, (b) dispositions of Cash Equivalents, (c) transfers among Specified Companies and their Domestic Subsidiaries (other than Dormant Subsidiaries) not otherwise prohibited hereunder (d) the granting of licenses of Intellectual Property in the Ordinary Course of Business and (e) related dispositions which do not involve proceeds in excess of $300,000.

“Bankruptcy Code”: means Title 11 of the United States Code entitled “Bankruptcy”.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day”: means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by law to close.

“Capital Expenditures”: has the meaning provided in the Compliance Certificate.

“Capital Lease”: of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock”: means, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: means any Investment in (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof with a maturity date of no more than one (1) year from the date of acquisition, (b) commercial paper with a duration of not more than nine (9) months rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., which is issued by a Person (other than any Note Party or an Affiliate of any Note Party) organized under the laws of any State of the United States or of the District of Columbia, (c) time deposits, certificates of deposit and banker’s acceptances with a duration of not more than six (6) months issued by any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof, or is licensed to conduct a banking business in the United States, and has capital, surplus and undivided profits of at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (b) above, (d) repurchase agreements and reverse repurchase agreements with a duration of not more than thirty (30) days with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (c) above or (e) any money market or mutual fund which invests only in the foregoing types of investments, has portfolio assets in excess of $5,000,000,000 and is rated AAA by Standard & Poor’s Ratings Service and Aaa by Moody’s Investors Services, Inc.  With respect to any Foreign Subsidiary, “Cash Equivalents” shall mean any Investment substantively comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary or Euros.

“CERCLA”: means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control”: means the occurrence of any of the following:  (a) Investor shall collectively cease to, directly or indirectly, own and control at least (i) eighty percent (80%) of the outstanding equity interests of Company owned by them on the Closing Date or (ii) that percentage of the outstanding voting equity interests of Company necessary at all times to elect a majority of the board of directors (or similar governing body) of Company and to direct the management policies and decisions of Company, (b) except as permitted by Section 8.7, Company shall cease to, directly or indirectly own and control one hundred percent (100%) of each class of the outstanding equity interests of SLM or Loud UK or Acuma Labs Inc., (c) except as permitted by Section 8.7, Company shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of any other Subsidiary or (d) any “Change of Control”, “Change in Control”, or terms of similar import occurs under any Senior Financing Document.

“Change of Control Applicable Percentage”: has the meaning assigned to that term in Section 6.2(c).

“Change of Control Applicable Premium”: has the meaning assigned to that term in Section 6.2(c).

“Closing Date”: has the meaning assigned to that term in Section 2.2.

“Code”: means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Senior Lenders, pursuant to Senior Financing Documents.

“Commitment Fee”: has the meaning assigned to that term in Section 2.3.

“Company”: has the meaning assigned to that term in the first paragraph of this Agreement.

“Compliance Certificate”: means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit E attached hereto.

“Condemnation”: means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Confidential Information”: has the meaning assigned to that term in Section 14.15.

“Consolidated Subsidiary”: means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of Company (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation”: means, with respect to any Person, any direct or indirect liability of such Person:  (a) with respect to any debt, lease, dividend or other payment obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement to pay relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto (other than pursuant to Ordinary Course of Business indemnification provisions in agreements for which no claim has been asserted), (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing, (c) under any Swap Contract, to the extent not yet due and payable, (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement or (e) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person, excluding in the case of this clause (e) any obligation in connection with upfront payments from vendors or suppliers.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.  It is hereby understood and agreed that all Floor Plan Obligations shall constitute Contingent Obligations.

“Control Investment Affiliate”: means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  All investment funds advised by Investor or by an Affiliate of Investor will be deemed to be Control Investment Affiliates of each other and Investor.

“Controlled Group”: means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with Company, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Debt”: of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except (i) trade accounts payable and accrued expenses arising and paid in the ordinary course of business as modified from time to time, (ii) except as provided in clause (i) below, the SLM Holdback Payment Obligations and (iii) salaries, employee benefits and deferred compensation, (d) all Capital Leases of such Person, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under any letter of credit and all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person (except where such repurchase or redemption rights may not, by the terms thereof, arise at any time during the term of this Agreement or while any of the Note Party Obligations (other than contingent indemnification liability, absent the assertion of a claim with respect thereto) remain outstanding), (g) all obligations secured by a consensual Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person (but, if not, then only to the extent of the fair market value of the asset securing such obligations), (h) ”earnouts” and similar payment obligations of such Person, (i) the undrawn portion of the SLM Letter of Credit (and prior to the issuance thereof, the SLM Holdback Payment Obligation; it being agreed that the SLM Holdback Payment Obligation shall not be considered “Debt” for purposes of Section 8.1) and (j) all Debt of others Guaranteed by such Person.  It is hereby understood and agreed that in no event shall the term “Debt” include the Foreign Payment Obligations and any Floor Plan Obligations.

“Default”: means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disregarded Notes”: has the meaning assigned to that term in Section 13.7.

“Dollars” and “$”: means lawful currency of the United States of America.

“Domestic Subsidiary”: means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any State thereof.

“Dormant Subsidiaries”: means Mackie Designs (France) S.A., a French entity, Class A, s.r.o., a Czech entity, Mackie Designs (Deutschland) GmbH, a German entity, Mackie Designs (Netherlands) B.V., a Netherlands entity and Mackie Designs Inc., a Washington corporation.

“EBITDA”: has the meaning provided in the Compliance Certificate.

“Environmental Laws”: means any and all Laws relating to the environment or the effect of Hazardous Materials on human health or to emissions, discharges or releases of Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or wastes or the clean-up or other remediation thereof.

“ERISA”: means the Employee Retirement Income Security Act of 1974.

“ERISA Plan”: means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which Company maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default”: has the meaning assigned to that term in Article X.

“Extraordinary Receipts” means any cash, net of expenses reasonably related thereto, received by any Note Party not in the Ordinary Course of Business (and not consisting of proceeds described in any of Section 6.2(d)(i) and Section 6.2(d)(ii) or in clauses (ii), (iii) and/or (iv) of Section 2.1(c) of the Senior Credit Agreement and not consisting of amounts received in respect of foreign, United States, State or local tax refunds), including without limitation pension plan reversions.

“Fiscal Year”: means a fiscal year of Specified Companies, ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio”: has the meaning provided in the Compliance Certificate.

“Floor Plan Obligations”: means obligations of the Specified Companies in connection with the financing of inventory purchased by any Specified Company’s customer.

“Flow-Through Purchaser”: has the meaning assigned to that term in Section 6.4(f).

“Foreign Payment Obligations”: means obligations owed to Mackie Designs Italy and (Italy) SPA in Liquidazione E Concordato Preventivo, in an aggregate principal amount not to exceed $3,200,000.

“Foreign Subsidiary”: means any Subsidiary that is not a Domestic Subsidiary.

“GAAP”: means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee”: by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other payment obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other payment obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part) (other than pursuant to Ordinary Course of Business indemnification provisions in agreement, for which no claim has been asserted), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors”: means, collectively, (i)  each Domestic Subsidiary of Company (including SLM) and (ii) each other Person which guarantees, pursuant to this Agreement or otherwise, all or any part of the Note Obligations.

“Hazardous Materials”: means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by-products and other hydrocarbons, (f) mold and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination”: means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty,

soil, groundwater, air or other elements on or of property by Hazardous Materials which requires clean up or remediation under Environmental Laws.

“Indemnified Liabilities”: has the meaning assigned to that term in Section 13.5(a).

“Indemnitee”: has the meaning assigned to that term in Section 13.5(a).

“Intellectual Property”: means, all patents, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor.

“Inventory”: means “inventory” (as defined in Article 9 of the UCC).

“Investment”: means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise (it being agreed that Accounts held in the Ordinary Course of Business shall not constitute Investments).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Investor”: means Sun Capital Partners Management, LLC, a Delaware limited liability company and its Affiliates, successors and assigns.

“IRS”: means the Internal Revenue Service.

“Judgment Currency”: has the meaning assigned to that term in Section 14.13.

“Laws”: means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, binding guidelines, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental concessions, grants, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lien”: means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Subordinated Note Documents, any Specified Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.  No Person shall be deemed to have a Lien on any asset solely as a result of such Person filing an unauthorized UCC-1 financing statement against any such asset.

“Litigation”: means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“LOUD UK”: means LOUD Technologies (Europe) Plc, a public liability company organized under the laws of England and Wales.

“Major Casualty Proceeds”: means (a) the aggregate insurance proceeds received in connection with one or more related events under any Property Insurance Policy or (b) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $300,000.

“Management Agreement”: means the Management Services Agreement dated as of February 21, 2003 between Company and Sun Capital Partners Management, LLC, which agreement has not been amended or otherwise modified.

“Mandatory Redemptions”: has the meaning assigned to such term in Section 6.2(d).

“Margin Stock”: has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect”: means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Note Parties, taken as a whole, (b) the rights and remedies (taken as a whole) of any Purchaser under any Subordinated Note Document, or the ability of any Note Party to perform their obligations under any Subordinated Note Document to which it is a party or (c) the legality, validity or enforceability of any Subordinated Note Document.

“Material Contracts”: has the meaning set forth in Section 4.17.

“Materials of Environmental Concern”: means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date”: has the meaning assigned to that term in Section 6.2(a).

“Multiemployer Plan”: means a multiemployer plan, that is intended to meet the definition set forth in Section 4001(a)(3) of ERISA, to which Company or any member of the Controlled Group may have any liability.

“Net Cash Proceeds”: means, with respect to any transaction or event or any event giving rise to Major Casualty Proceeds, an amount equal to the cash proceeds received by any Note Party from or in respect of such transaction or event (including cash proceeds of any non-cash proceeds of such transaction), less (a) any out-of-pocket expenses (including legal fees, brokers’ or underwriters’ commissions, accountants’ fees and other customary fees and expenses) that are reasonably incurred by such Note Party in connection therewith, (b) amounts required to be paid to Governmental Authorities in connection therewith and (c) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Note Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is materially less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds and shall be promptly paid to the Purchasers in accordance with the terms hereof).

“Non-Voting Observer”: has the meaning assigned to that term in Section 7.14.

“Note Guaranteed Obligations”: has the meaning assigned to that term in Article XII.

“Note Party”: means any of Company or SLM and any Subsidiary of Company or SLM, whether now existing or hereafter acquired or formed; and “Note Parties” means all such Persons, collectively.

“Note Party Obligations”: means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Note Party to any Purchaser, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case, arising under this Agreement or any of the other Subordinated Note Documents.  This term includes, without limitation all principal, premium, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Note Party in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to any Note Party under this Agreement or any of the other Subordinated Note Documents.

“Note Register”: has the meaning assigned to that term in Section 6.5.

“Notes”: has the meaning assigned to that term in Section 1.1.

“OCM”: means OCM Mezzanine Fund, L.P., a Delaware limited partnership.

“OFAC”: means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists”: means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operative Documents”: means (a) the Senior Financing Documents, (b) Subordinated Note Documents and (c) final documentation, if any, concerning the purchase by OCM of any equity interest in the Company.

“Ordinary Course of Business”: means, in respect of any transaction involving any Note Party, the ordinary course of such Note Party’s business, as conducted by such Note Party in accordance with past practices.

“Organizational Documents”: means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Other Taxes”: has the meaning assigned to that term in Section 6.4(b).

“PBGC”: means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan”: means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits”: has the meaning set forth in Section 4.1.

“Permitted Acquisition”: has the meaning set forth in Section 8.8(b).

“Permitted Contest”: means a contest maintained in good faith by appropriate proceedings timely instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Investors”: means the collective reference to the Investor and its Control Investment Affiliates.

“Permitted Liens”: means Liens permitted pursuant to Section 8.2.

“Person”: means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Property Insurance Policy”: means any insurance policy maintained by any Note Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

“PTE”: has the meaning assigned to that term in Section 5.5(a).

“Purchasers”: means the holder or holders from time to time of the Notes.

“Quarterly Payment Date”: means each March 31, June 30, September 30 and December 31 occurring after the Closing Date, commencing on September 30, 2005.

“Release”: means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.

“Remediation”: has the meaning assigned to that term in Section 7.10(a).

“Required Holders”: means, at any time, the Purchasers holding at least a majority of the principal amount of all Notes then outstanding.

“Responsible Officer”: means any of the Chief Executive Officer, Chief Financial Officer or any Vice President.

“Restricted Distribution”: means as to any Person (a) any dividend or other distribution (whether in cash, cash pay securities or other property) on any equity interest in such Person (except those payable solely in its non-cash pay equity interests) or

(b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition (exclusive of a reverse stock split of equity securities issued by Company) of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (ii) any option, warrant or other right to acquire any equity interests in such Person.

“Securities Act”: means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Agreement”: means the Credit Agreement, dated as of August 29, 2005, by and among the Company, SLM, the Senior Lenders and the Agent as in effect on the Closing Date, and to the extent not prohibited under Section 8.19 and the Subordination Agreement, any amendments, restatements, extensions, modifications, refinancings or replacements thereof.

“Senior Covenant Debt”: has the meaning provided in the Compliance Certificate.

“Senior Debt”: has the meaning assigned to that term in the Subordination Agreement.

“Senior Covenant Debt to Adjusted EBITDA Ratio”: has the meaning provided in the Compliance Certificate.

“Senior Financing Documents”: means the “Financing Documents” (as defined in the Senior Credit Agreement) as in effect on the Closing Date, and to the extent not prohibited under Section 8 and the Subordination Agreement, any amendments, restatements, extensions, modifications, refinancings or replacements thereof.

“Senior Lenders”: means the lenders from time to time party to the Senior Credit Agreement and their successors and assigns.

“SLM Holdback Payment Obligations”: means, obligations of SLM, not to exceed $3,000,000 plus accrued interest thereon, to make the “Post-Closing Payment” pursuant to that certain Acquisition Agreement dated as of March 4, 2005 among Company, SLM, SLM Holding Corp. and SLM Merger Corp.

“SLM Letter of Credit”: means any letter of credit (or any replacement letter of credit) to collateralize the SLM Holdback Payment Obligations.

“Small Scale Acquisition”: means any Permitted Acquisition for which the sum of all amounts payable in connection with such Permitted Acquisition (as calculated in clause viii of Section 8.8 (b) hereof) is less than $1,500,000.

“Solvent”: means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which, on a going concern basis, are (i) greater than the total amount of its liabilities (including the amount of Contingent Obligations to the extent reasonably expected to become non-contingent) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it, (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due in the ordinary course of business.

“Source”: has the meaning assigned to that term in Section 5.5.

“Specified Companies”: means the Company and SLM.

“Subordinated Note Documents”: means (a) this Agreement, (b) the Notes, (c) the Subordination Agreement and (e) all other documents, agreements and certificates executed or delivered in connection therewith from time to time.

“Subordination Agreement”: the Subordination Agreement, dated the date hereof, among the Company, SLM the Subsidiary Guarantors, the Agent, OCM Mezzanine Fund, L.P. and the other Purchasers party thereto, substantially in the form of Exhibit G.

“Subsidiary”: means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Specified Company.

“Subsidiary Guarantor”: means each Subsidiary of the Company that is a party to this Agreement from time to time.

“Subsidiary Joinder”: means a subsidiary joinder in the form of Exhibit F attached hereto.

“Swap Contract”: means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates and is entered into in the ordinary course of business and not for speculation.

“Target”: has the meaning set forth in Section 8.8(b).

“Taxes”: has the meaning assigned to that term in Section 6.4(a).

“Total Debt”: has the meaning provided in the Compliance Certificate.

“Total Debt to Adjusted EBITDA Ratio”: has the meaning provided in the Compliance Certificate.

“Transaction”: means, collectively, (a)  the issuance and sale of the Notes, (b) the entering into of the Senior Financing Documents and the incurrence of loans thereunder on the Closing Date, (c) the purchase by OCM of any equity interest in the Company and (d) the payment of all fees and expenses in connection with the foregoing.

“UCC”: means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” and “U.S.”: each mean the United States of America.

“Wholly-Owned Subsidiary”: means, with respect to any Person, any Subsidiary of such Person of which all of the equity securities (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

13.2                           Other Interpretive Provisions.  With reference to this Agreement and each other Subordinated Note Document, unless otherwise specified herein or in such other Subordinated Note Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or any other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Subordinated Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Subordinated Note Document shall be construed to refer to such Subordinated Note Document in its entirety and not to any particular provision thereof, (iv) all references in a Subordinated Note Document to Articles and Sections of, and Exhibits and Schedules to, the Subordinated Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Subordinated Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Subordinated Note Document.

13.3                           Accounting Terms, Etc.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.  Except as provided in clause (d) of the definition of the term “Debt”, in no event shall any capital stock be deemed to constitute Debt or any payment of any dividend or distribution thereon be deemed to constitute interest solely as a result of the application of FAS 150.

(b)                                 Changes in GAAP.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Purchasers agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Company and the Required Holders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

13.4                           Rounding.  All calculations of financial ratios set forth in Article IX shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

13.5                           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

13.6                           Headings.  Article, Section and Subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

13.7                           Disregarded Notes.  Any Notes owned by any Specified Company, any Subsidiary, any Permitted Investor or any of their respective Affiliates (collectively, the “Disregarded Notes”), shall be disregarded for purposes of, and no holder of any Disregarded Note shall have the right to make or participate in, any request, demand, authorization, direction, notice, vote, nomination, consent, waiver or amendment under or in connection with this Agreement or any other Subordinated Note Document.  Any request, demand, authorization, direction, notice, vote, nomination, consent, wavier or amendment consented to by the requisite quorum of holders of Notes (other than the Disregarded Notes) shall be binding upon the Disregarded Notes.

Article XIV
Miscellaneous

14.1                           Amendments; Actions by the Purchasers; Solicitation of the Purchasers.

(a)                                  No amendment, alteration, modification or waiver of any term or provision of this Agreement, the Notes or the other Subordinated Note Documents, nor consent to any departure by any Note Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, alteration, modification or waiver shall be effective to reduce or to postpone the date fixed for the payment of the principal (excluding any Mandatory Redemption), interest, or premium, if any, payable on any Note or any fees or other amounts payable hereunder or to alter or amend the consent mechanism provided for under Section 11.4 or this Section 14.1 without the consent of all of the Purchasers holding Notes then outstanding.  Any waiver or consent may be given subject to satisfaction of conditions stated therein.  Written notice of any waiver or consent affected under this subsection shall be promptly delivered by the Company to any Purchasers that did not execute the same.

(b)                                 The Company will deliver executed or true, correct and complete copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 14.1 to each Purchaser promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Required Holders.

(c)                                  The Note Parties shall not, nor shall any of such Note Parties permit any Subsidiary or Affiliate of any Note Parties to, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Purchaser of Notes as consideration for or as an amendment of any of the provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the Purchasers of all Notes then outstanding.

(d)                                 Any amendment or waiver made pursuant to this Section 14.1 by a Purchaser of Notes that has transferred or has agreed to transfer its Notes to any of the Note Parties or any of their Subsidiaries or Affiliates and has provided or has agreed to provide such amendment or waiver as a condition to such transfer shall be void and of no force and effect except solely as to such Purchaser, and any amendments effected or waivers granted that would not have been or would not be so effected or granted but for such amendment or waiver (and the amendments or waivers of all other Purchasers of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such Purchaser.

(e)                                  Except as otherwise stated in paragraph (a) above and Articles X and XI, wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Purchasers, such action may be taken by, and/or such consent may be obtained from, and/or such satisfaction may be expressed by, the Required Holders.

14.2                           Addresses for Notices, Etc.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or facsimile transmission, or delivered to the applicable party at the addresses indicated below:

If to any Note Party:

LOUD Technologies Inc

c/o Sun Mackie, LLC

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 470

Boca Raton, Florida  33486

Attention:  Marc J. Leder, Rodger R. Krouse and C.

Deryl Couch

Facsimile:  (561) 394-0540

with a copy to:

LOUD Technologies Inc.

16220 Wood-Red Road Northeast

Woodinvalle, Washington 98072

Attention:  Timothy P. O’Neil

Facsimile:  (425) 483-1801

and

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Francesco Penati, Esq.
Facsimile:  (312) 861-2200

If to OCM Mezzanine Fund, L.P.:

OCM Mezzanine Fund, L.P.
1301 Avenue of the Americas
New York, New York  10019
Attention:  Gary Trabka and Raj Makam
Facsimile:  (212) 284-1969

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attention:  David A. Brittenham, Esq.
Facsimile:                                            (212) 909-6836

If to any other Purchaser:

At such Purchaser’s address for notice as set forth in the transfer records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section (such designation, if made by a Purchaser holding Notes, to be recorded by the Company in the Note Register).  All such notices, requests, demands and other communications shall be deemed to have been validly served, given or delivered (a) in the case of communications to the Purchasers in respect of any matter contemplated by Section 6.2(c) or Section 6.2(d), when received and (b) in the case of all other communications, (i) upon the earlier of actual receipt and three (3) days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage paid, (ii) upon transmission, when sent by e-mail, telecopy or other similar facsimile transmission and confirmed by telephone, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand delivered by messenger.

14.3                           No Waiver; Cumulative Remedies.  No failure or delay on the part of any Purchaser, in exercising any right, power or remedy hereunder shall operate as a suspension or waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.4                           Costs, Expenses and Taxes.  The Company agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Purchasers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes, the other Subordinated Note Documents and other instruments and documents to be delivered hereunder (including, without limitation, (i) all reasonable business due diligence expenses (including travel expenses) incurred by the Purchasers, their affiliates and their respective officers, directors, and employees, (ii)  transportation, duplication, search, filing and recording fees and expenses and (iii) the reasonable fees and expenses of counsel for the Purchasers with respect thereto, with respect to advising the Purchasers as to their rights and responsibilities, or the protection or preservation of rights or interests, under this Agreement, the Notes, the other Subordinated Note

Documents and other instruments and documents to be delivered hereunder, with respect to negotiations thereunder arising out of any Default or Event of Default or any events or circumstances that may give rise to a Default or Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (b) all out-of-pocket costs and expenses of each Purchaser in connection with the enforcement of this Agreement, the Notes, the other Subordinated Note Documents and other instruments and documents to be delivered hereunder (including, without limitation, with respect to enforcement of rights under this Section 14.4 and Section 14.5), whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for all Purchasers with respect thereto) (including, without limitation, with respect to enforcement of rights under this Section 14.4 and Section 14.5), (c) any and all stamp, registration, documentary and other similar taxes (expressly excluding income and capital gain taxes) payable or determined to be payable in connection with the execution, delivery, performance, enforcement and admissibility into evidence of this Agreement, the Notes, the other Subordinated Note Documents, and the other instruments and documents to be delivered hereunder or thereunder and (d) the reasonable expenses of preparing Notes from time to time in connection with exchanges and transfers of Notes, and the expenses of delivering copies of Operative Documents to Purchasers, and the Note Parties agrees to save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

14.5                           Indemnification; Limitation of Liability.

(a)                                  In addition to the payment of expenses pursuant to Section 14.4, whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees, jointly and severally, to indemnify, pay and hold each Purchaser and the partners, members, officers, directors, employees, Affiliates and agents of each Purchaser (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, interest and penalties with respect thereto and out-of-pocket expenses and the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitees shall be designated a party thereto but excluding any lost profit with respect to its holding of the Notes), whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, which may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the Subordinated Note Documents and the other Operative Documents and all other matters related thereto or in connection therewith, (ii) the Purchasers’ agreement to purchase the Notes or the use or intended use of the proceeds of the sale of the Notes or the use or intended use of the proceeds of the sale of the Notes hereunder, (iii) the violation of any securities law by any Note Party, (iv) the failure of any of the parties (other than the Purchasers) to the Operative Documents to comply with any law, rule or regulation applicable to the transactions contemplated thereby, (v)  any Environmental Law, Environmental Permit, Environmental Liabilities or any Materials of Environmental Concern (w) present on or under any real property owned, leased or used, at any time, by any of the Note Parties, (x) Released from or onto any such real property, (y) generated or Released by any of the Note Parties or (z) related to any Environmental Liability (the “Indemnified Liabilities”); provided that no Note Party shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its partners, members, officers, directors, employees, Affiliates and agents.  Notwithstanding any thing to the contrary set forth herein, the agreements and obligations of the Note Parties contained in this Section 14.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Subordinated Note Documents.

(b)                                 No party hereto shall have any liability to any other party hereto (whether in tort, contract, or otherwise) for consequential damages suffered by such other party in connection with, arising out of, or in any way related to, the transactions or relationships contemplated by the Subordinated Note Documents, or any act, omission or event occurring in connection therewith, or for any special, exemplary or punitive damages, and each party hereto hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any of the foregoing.

14.6                           Successors and Assigns; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and each of the Purchasers and their respective successors and assigns and, in particular, shall inure to the benefit of and be enforceable by any Purchaser or Purchasers holding the Notes from time to time, except that no Note Party shall have the right to assign its rights hereunder or any interest therein without the prior written consent of the Purchasers.  Any such purported assignment without the prior written consent of the Purchasers shall be null and void ab initio.  Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any third party or inure to the benefit of any third party.

14.7                           Survival of Agreements; Representations and Warranties.  All agreements, representations and warranties contained in this Agreement, the Notes, the Operative Documents or any other instrument or document delivered in connection herewith or therewith, or made in writing by or on behalf of any of the Note Parties in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Purchasers or on behalf of the Purchasers.  All statements in any certificate or other instrument delivered by or on behalf of any of the Note Parties pursuant to the terms of this Agreement shall constitute warranties and representations hereunder.  All obligations hereunder (other than payment of the Notes, but including, without limitation, reimbursement obligations in respect of costs, expenses and fees) shall survive the payment of the Notes and the termination hereof.

14.8                           Prior Agreements.  Except as stated in Section 14.7, this Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, written or oral, concerning the subject matter hereof.

14.9                           Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties hereto to the maximum extent possible.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.10                     GOVERNING LAW.  THIS AGREEMENT AND (UNLESS OTHERWISE EXPRESSLY PROVIDED) ALL AMENDMENTS AND SUPPLEMENTS TO, AND ALL CONSENTS AND WAIVERS PURSUANT TO, THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THEY ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

14.11                     Consent to Jurisdiction.

(a)                                  Each Note Party irrevocably submits to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any of the other Subordinated Note Documents.  To the fullest extent it may effectively do so under Applicable Law, each Note Party irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                                 Each Note Party agrees, to the fullest extent it may effectively do so under Applicable Law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any court referred to therein shall, subject to such rights of appeal on issues other than jurisdiction as may be available to such Note Party, be conclusive and binding upon such Note Party and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Note Party is or may be subject) by a suit upon such judgment.

14.12                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SUBORDINATED NOTE DOCUMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR ANY OTHER SUBORDINATED NOTE DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

14.13                     Judgment Currency.  All amounts to be paid pursuant to this Agreement and the other Subordinated Note Documents, whether payable by the Company or any other Note Party, shall be payable when due in dollars, in the full amount due, without deduction for any variation in any rate of exchange (as defined below).  Each Note Party hereby agrees to indemnify the Purchasers against any loss incurred by any of them as a result of any judgment or order being given or made for the amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than dollars and as a result of any variation as between (a) the rate of exchange at which the amount in dollars is converted into Judgment Currency for the purpose of such judgment or order and (b) the rate of exchange at which the Purchasers are then able to purchase dollars with the amount of the Judgment Currency actually received by such Purchasers.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency with or from dollars.

14.14                     Service of Process.  Each Note Party consents to service of process in any suit, action or proceeding of the nature referred to in Section 14.11 by actual receipt of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Note Party specified in or designated pursuant to Section 14.2.  Each Note Party agrees that such service (a) shall be deemed in every respect effective service of process upon such Note Party in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Note Party.  Nothing in this Agreement shall affect the right of any Purchaser to serve process in any manner permitted by law, or limit any right that any Purchaser may have against any of the Note Parties to bring proceedings against the Note Parties in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

14.15                     Confidentiality.  Each Purchaser agrees that it shall not disclose any Confidential Information to any Person without the consent of the Company, other than (a) to such Purchaser’s Affiliates and the officers, directors, limited partners, employees, agents, accountants, attorneys and other professional advisors of it and its Affiliates and to actual or prospective eligible assignees or transferees, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating such Purchaser and (d) to any rating agency when required by it.  For purposes of this Section 14.15, “Confidential Information” means information obtained pursuant to the requirements of this Agreement relating to a Note Party or its business that any Note Party furnishes to any Purchaser, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Purchaser of its obligations hereunder, (ii) is or becomes available to such Purchaser from a source other than the Note Parties or another Person known by the Purchasers to be bound by confidentiality requirements not to disclose such information or (iii) prior to such information having been provided or obtained, such information was already in the possession of such Purchaser on a nonconfidential basis without a duty of confidentiality to any Note Party being violated.

14.16                     Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers, each Note Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Subordinated Note Documents.

14.17                     Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by any Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the fullest extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 14.17 shall not prohibit the Company or any other Purchaser from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

14.18                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	LOUD TECHNOLOGIES INC.

	By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: Vice President

SLM:	ST. LOUIS MUSIC, INC.

	By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: Vice President

SUBSIDIARY
GUARANTORS:	MACKIE DESIGNS INC.

	By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: Vice President

SIA SOFTWARE COMPANY, INC.

	By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: Vice President

SLM HOLDING CORP.

	By:	/s/ Tim O’Neil
Name: Tim O’Neil
Title: Vice President

[Signature Page to Securities Purchase Agreement]

PURCHASERS:	OCM MEZZANINE FUND, L.P.

	By:	Oaktree Capital Management LLC, its general partner

	By:	/s/ Gary D. Trabka
Name: Gary D. Trabka
Title: Managing Director

	By:	/s/ Raj Makam
Name: Raj Makam
Title: Senior Vice President

[Signature Page to Securities Purchase Agreement]